Exhibit 4.2

MAV ACQUISITION CORPORATION
(to be merged with and into MCGRAW-HILL EDUCATION, INC.)
and
the Guarantors from time to time party hereto
$725,000,000 8.000% SENIOR NOTES DUE 2029
_________________________________
INDENTURE
Dated as of July 30, 2021
_________________________________
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
_________________________________

TABLE OF CONTENTS
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EXHIBITS
Exhibit A	FORM OF 144A AND REGULATION S NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit E	FORM OF CERTIFICATE OF BENEFICIAL OWNERSHIP
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INDENTURE dated as of July 30, 2021 among MAV ACQUISITION CORPORATION, a Delaware corporation (the “Initial Issuer”), McGraw-Hill Education, Inc., a Delaware corporation (the “Ultimate Issuer”), the Guarantors (as defined herein) from time to time party hereto and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”).
On the date hereof, upon consummation of the acquisition (the “Acquisition”) by the Initial Issuer of the Ultimate Issuer pursuant to a securities purchase agreement, dated as of June 14, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), by and among AP Georgia Holdings, L.P., a Delaware limited partnership (“AP Georgia”), Apollo Co-Investors (MHE), L.P., a Delaware limited partnership and the other sellers set forth on Annex I thereto (such sellers, together with AP Georgia and Apollo-Co-Investors, the “Sellers”), the Initial Issuer, the Ultimate Issuer and AP Georgia in its capacity as the representative of the Sellers. Substantially concurrent with the consummation of the Acquisition, the Initial Issuer will merge with and into the Ultimate Issuer, with the Ultimate Issuer continuing as the surviving entity (the “Closing Date Merger”) and assuming, as the Ultimate Issuer, the obligations of the Issuer under this Unsecured Indenture. Upon consummation of the Closing Date Merger, (i) McGraw-Hill Education, Inc. hereby expressly assumes the Initial Issuer’s obligations under the Unsecured Notes (as defined herein) and this Unsecured Indenture on the terms and subject to the conditions set forth in this Unsecured Indenture and (ii) McGraw-Hill Education, Inc. is hereby substituted for, and may exercise every right and power of, the Initial Issuer under this Unsecured Indenture with the same effect as if McGraw-Hill Education, Inc. had been named as the Initial Issuer in this Unsecured Indenture, and McGraw-Hill Education, Inc. is a successor corporation under this Unsecured Indenture. As used herein, the term “Issuer” shall refer to, prior to the consummation of the Acquisition and the Closing Date Merger, the Initial Issuer, and, upon and after consummation of the Acquisition and the Closing Date Merger, the Ultimate Issuer.
The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 8.000% Senior Notes due 2029 (the “Unsecured Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01    Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Unsecured Notes sold in reliance on Rule 144A.
“Acquired Debt” means, with respect to any specified Person:
(1)    Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness, Disqualified Stock or preferred stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness, Disqualified Stock or preferred stock of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” has the meaning assigned to such term in the introductory paragraphs hereto.
“Acquisition Agreement” has the meaning assigned to such term in the introductory paragraphs hereto.

“Additional Cash Capped Grower Amount” means the greater of (x) $75.0 million and (y) 15.0% of Consolidated EBITDA.
“Additional Refinancing Amount” means, in connection with the refinancing of any Indebtedness, Disqualified Stock or preferred stock, the aggregate principal amount of additional Indebtedness, Disqualified Stock or preferred stock incurred to pay: (1) accrued and unpaid interest on the Indebtedness being refinanced; (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or preferred stock being refinanced, additional shares of such Disqualified Stock or preferred stock); (3) the aggregate amount of original issue discount on the Indebtedness being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock and preferred stock being refinanced; and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock and preferred stock being refinanced and the incurrence of the Indebtedness incurred or Disqualified Stock or preferred stock issued in connection with such refinancing.
“Additional Unsecured Notes” means additional Unsecured Notes (other than the Initial Notes) issued under this Unsecured Indenture in accordance with Sections 2.01(e) and 4.09 hereof, as part of the same series as the Initial Notes.
“Advisory Agreement” means the Corporate Advisory Services Agreement by and among the Issuer (and/or one of its direct or indirect parent companies) and the Sponsor, as amended, restated, modified, or replaced from time to time.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agent” means any Registrar, co-registrar, Custodian, Paying Agent, additional paying agent or authenticating agent.
“Applicable Premium” means, with respect to any Unsecured Note on any redemption date, the greater of:
(1)    1.0% of the principal amount of the Unsecured Note; and
(2)    the excess of:
(a)    the present value at such redemption date of (i) the redemption price of the Unsecured Note at August 1, 2024 (such redemption price being set forth in the table appearing in Section 3.07 hereof), plus (ii) all required interest payments due on the Unsecured Note through August 1, 2024 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)    the principal amount of the Unsecured Note.
Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000.0 million.
“Asset Sale” means:
(1)    the sale, lease, conveyance or other disposition (whether by Division or otherwise) of any assets or rights by the Issuer or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Sections 4.14 and/or 5.01 hereof (and not by Section 4.10 hereof); and
(2)    the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any preferred stock or Disqualified Stock of a Restricted Subsidiary of the Issuer issued in compliance with Section 4.09 hereof) by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests in any of the Issuer’s Restricted Subsidiaries.
Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:
(1)    any single transaction that involves assets or Equity Interests having a Fair Market Value of less than the greater of (x) $55.0 million and (y) 10.0% of Consolidated EBITDA;
(2)    a transfer of assets between or among the Issuer and its Restricted Subsidiaries;
(3)    an issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer;
(4)    the sale, lease or other transfer of (A) products, equipment, inventory, services, accounts receivable or any other assets or rights in the ordinary course of business, the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, the disposition of a business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out, outdated or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as whole) and (B) immaterial assets with a fair market value, in the case of this clause (B), of less than the greater of $55.0 million and 10.0% of Consolidated EBITDA (measured at the time of such sale, lease or other transfer, as applicable);
(5)    licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of software or intellectual property;
(6)    any surrender, termination or waiver of contract rights or settlement, release, recovery on or surrender of contract, litigation or other claims in the ordinary course of business or consistent with past practice or otherwise if the Issuer determines in good faith that such action is in the best interests of the Issuer and its Restricted Subsidiaries, taken as a whole;
(7)    the granting of Liens not prohibited by Section 4.12 hereof;
(8)    the sale or other disposition of cash or Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made);

(9)    a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;
(10)    leases and subleases and licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;
(11)    any liquidation or dissolution of a Restricted Subsidiary of the Issuer, provided that such Restricted Subsidiary’s direct parent is also either the Issuer or any of its Restricted Subsidiaries and immediately becomes the owner of such Restricted Subsidiary’s assets;
(12)    the sale or other disposition of assets in connection with the approval of any antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate a Permitted Investment;
(13)    any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary of the Issuer after the Issue Date, including, without limitation, Sale/Leaseback Transactions that are not prohibited by this Unsecured Indenture;
(14)    the granting of any option or other right to purchase, lease or otherwise acquire inventory and delinquent accounts receivable in the ordinary course of business;
(15)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(16)    the sale, transfer, termination or other disposition of Hedging Obligations and Treasury Management Arrangements incurred in compliance with this Unsecured Indenture;
(17)    foreclosure, condemnation or any similar actions with respect to any property or other assets;
(18)    a sale or transfer of (i) Securitization Assets arising in connection with a Securitization Transaction or (ii) the Receivables Assets arising in connection with a Receivables Facility;
(19)    a sale or other disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property or (iii) such disposition constitutes Permitted Asset Swaps, in the case of this subclause (iii) in an amount not to exceed the greater of $140.0 million and 25.0% of Consolidated EBITDA;
(20)    the transfer, sale or other disposition resulting from any involuntary loss of title, involuntary loss or damage to or destruction of or any condemnation or other taking of, any property or assets of the Issuer or any Restricted Subsidiary;
(21)    the termination of leases and subleases in the ordinary course of business;
(22)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;
(23)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or similar binding arrangements;
(24)    the lapse, cancellation, expiration or abandonment of intellectual property rights in the ordinary course of business, in the exercise of the reasonable good faith determination of the Issuer;

(25)    the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;
(26)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the proceeds of such dispositions are applied in accordance with this Unsecured Indenture;
(27)    dispositions or other transactions undertaken in good faith for Tax planning purposes; and
(28)    other dispositions not to exceed the greater of $140.0 million and 25.0% of Consolidated EBITDA.
“Bankruptcy Law” means Title 11, United States Code, as amended, or any similar Federal or state law for the relief of debtors.
“Basket Reduction Amount” means, as of any date, (a) the aggregate amount of Indebtedness of the Issuer or any of its Restricted Subsidiaries initially incurred under clause (1)(a) of Section 4.09(b) that has been voluntarily prepaid or repurchased (other than any amount of such Indebtedness that is prepaid or repurchased with the proceeds of long term Indebtedness (excluding any revolving credit facility)) prior to such date less (b) the aggregate principal amount of Basket Reduction Amount Indebtedness incurred prior to such date.
“Basket Reduction Amount Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to clause (1)(a) of Section 4.09(b) that is not in excess of the Basket Reduction Amount.
“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns” and “beneficially owned” have a corresponding meaning.
“Board of Directors” means, as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.
“Borrowing Base” means, as of any date, an amount equal to: (1) 90.0% of the book value of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, plus (2) the lesser of (i) 75.0% of the book value of all inventory owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (ii) 90.0% of the net orderly liquidation value of all inventory owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, plus (3) 100.0% of unrestricted cash and Cash Equivalents held by the Issuer and its Restricted Subsidiaries, all calculated on a Pro Forma Basis.
“Business Day” means any day other than a Legal Holiday.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the notes thereto) in accordance with GAAP; provided that no obligation will be deemed a “Capital Lease Obligation” for any purpose under this Unsecured Indenture if such obligation would not, as of December 31, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership, partnership interests (whether general or limited);
(4)    in the case of a limited liability company, membership interests; and
(5)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Capped Grower Amount” means the greater of (x) $425.0 million and (y) 66.0% of Consolidated EBITDA.
“Cash Contribution Amount” means the aggregate amount of cash contributions made to the common equity capital of the Issuer or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”
“Cash Equivalents” means:
(1)    United States dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2)    readily marketable direct obligations of any member of the European Economic Area, Switzerland, Japan, the United Kingdom or any political subdivision, agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s, AA- (or the equivalent grade) by S&P or AA- (or the equivalent grade) by Fitch;
(3)    marketable general obligations issued by (a) any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or (b) Canada or any political subdivision, agency or instrumentality thereof that are guaranteed by the full faith and credit of Canada, and in each case, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s, AA- (or the equivalent grade) by S&P or AA- (or the equivalent grade) by Fitch;
(4)    securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by (a) the United States government or any agency or instrumentality of the United States government, the United Kingdom, government or any agency or instrumentality thereof, or any member of the European Union or any agency or instrumentality thereof; provided that the full faith and credit of the United States, the United Kingdom or such member, as the case may be, is pledged in support of those securities or (b) Canada or any agency or instrumentality thereof; provided that the full faith and credit of Canada is pledged in support of those securities, and in each case, having maturities of not more than 24 months from the date of acquisition;

(5)    certificates of deposit and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any lender party to any New Credit Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A-2” (or the equivalent grade) by Moody’s, “A” (or the equivalent grade) by S&P or “A” (or the equivalent grade) by Fitch;
(6)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;
(7)    commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch and, in each case, maturing within 24 months after the date of acquisition;
(8)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and
(9)    Indebtedness or preferred stock issued by Persons with a rating of at least “A-2” (or the equivalent grade) by Moody’s, “A” (or the equivalent grade) by S&P or “A” (or the equivalent grade) by Fitch, with maturities of 24 months or less from the date of acquisition.
“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.
“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.
“Change of Control” means the occurrence of any of the following:
(1)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such person or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Equity Interests of the Issuer representing more than 50% of the aggregate ordinary voting power for the election of members of the board of directors of the Issuer (determined on a fully diluted basis), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate or appoint more than 50% of the members of the board of directors of the Issuer; or
(2)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders.
Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, no person or “group” shall be deemed to beneficially own Equity Interests to be acquired by such person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.
“Clearstream” means Clearstream Banking, S.A.
“Closing Date Merger” has the meaning assigned to such term in the introductory paragraph hereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Unsecured Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act of 1933, as amended, the Exchange Act and the Trust Indenture Act then the body performing such duties at such time.
“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)    provision for taxes based on income, profits or capital (including state, foreign income taxes, franchise taxes, excise, value added and similar taxes), franchise taxes and foreign withholding taxes (in each case, including any future taxes or levies that replace or are intended to be in lieu of taxes and any penalties and interest related to taxes or arising from tax examinations) of such Person and its Restricted Subsidiaries for such period, and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with the definition of “Permitted Payments to Parent,” as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)    the consolidated depreciation and amortization charges and expense of such Person and its Restricted Subsidiaries for such period (including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with GAAP) to the extent such charges or expenses were deducted in computing such Consolidated Net Income; plus
(3)    the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(4)    any other non-cash losses, charges and expenses of such Person and its Restricted Subsidiaries, including any write-offs or write-downs, for such period, to the extent that such non-cash losses, charges or expenses were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, (i) the Issuer may determine not to add back such non-cash charge in the current period and (ii) to the extent the Issuer does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus
(5)    any losses from foreign currency transactions and foreign translations (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus
(6)    (a) the Specified Permitted Adjustments and (b) subject to the Cost Savings Cap, any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses incurred after the Issue Date related to employment of terminated employees incurred by such

Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); plus
(7)    losses in respect of pension and post-employment benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus
(8)    the amount of fees, expenses and indemnities incurred or reimbursed by such Person pursuant to clauses (7) and (20) of Section 4.11(b) hereof; plus
(9)    any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus
(10)    any fees and expenses (including, for the avoidance of doubt, credit insurance) related to a Qualified Securitization Transaction or any Receivables Facility, to the extent such fees and expenses are included in computing Consolidated Net Income; plus
(11)    any contingent or deferred payments (including, without limitation, indemnification payments, adjustments of purchase or acquisition price, earn outs, noncompetes, consulting payments and similar obligations) incurred in connection with the Transactions, the acquisition or disposition of any business, assets or Restricted Subsidiary of the Issuer or any other Investment (including those consummated prior to the Issue Date), to the extent paid or accrued during such period; plus
(12)    the amount of loss or discount on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction or otherwise in connection with a Receivables Facility, to the extent included in computing Consolidated Net Income; plus
(13)    the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; plus
(14)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (1), (2) and (3) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income of such joint venture was reduced thereby; minus
(15)    the amount of any gain in respect of pension and post-employment benefits as a result of the application of ASC 715, Compensation-Retirement Benefits to the extent that such gains were taken into account in computing such Consolidated Net Income; minus
(16)    any gains from foreign currency transactions and foreign translations (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus
(17)    non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period;
provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (17) above if any such item individually is less than $2.0 million in any fiscal quarter.

Unless otherwise specified in this Unsecured Indenture, any reference to Consolidated EBITDA shall be deemed to mean the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries calculated for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made, calculated on a Pro Forma Basis for such period.
“Consolidated Interest Expense” means, for any period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made, for the Issuer and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of the Issuer and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (including commissions, discounts, yield and other fees (including related interest expenses) related to any Qualified Securitization Transaction or any Receivables Facility), excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of swap or hedging agreements, (c) amortization of deferred financing costs and (d) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expenses for any period that includes a fiscal quarter (or portion thereof) prior to the Issue Date (other than as a component of Consolidated EBITDA), Consolidated Interest Expenses shall be calculated from the period from the Issue Date to the date of determination divided by the number of days in such period and multiplied by 365.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of (x) preferred stock dividends or (y) any dividend with proceeds of the offering of the Unsecured Notes; provided that:
(1)    any after-tax effect of all extraordinary (as determined in accordance with U.S. GAAP prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items), nonrecurring or unusual gains or losses or income or expenses or charges (including related to the Transactions) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;
(2)    any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any Equity Offering, Investment, New Project, acquisition, disposition, recapitalization or incurrence or repayment of, or amendment or waiver of the operative documents with respect to, Indebtedness permitted under this Unsecured Indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;
(3)    the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(4)    the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties;
(5)    solely for the purpose of Section 4.07 hereof, the net income (but not loss) of any Restricted Subsidiary (other than the Issuer or any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;
(6)    the cumulative effect of any change in accounting principles will be excluded;
(7)    (a) any non-cash expenses, charges or expenses realized or resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights), other management or employee benefit plan or agreement and (b) any costs, charges or expenses realized, resulting from or incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Issuer or any of its Restricted Subsidiaries, will be excluded;
(8)    the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities and the amortization of intangibles resulting from any non-cash impairment charges or write-up, write-downs or write-offs, in each case arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;
(9)    any net after-tax income or loss from disposed, abandoned or discontinued or transferred or closed operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;
(10)    any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting will be excluded;
(11)    an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (3) of the definition of “Permitted Payments to Parent” will be included as though such amounts had been paid as income taxes directly by such Person for such period;
(12)    unrealized gains and losses relating to foreign currency translation or foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of GAAP, including pursuant to ASC 830, Foreign Currency Matters (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(13)    any net gain or loss from Hedging Obligations or in connection with the early extinguishment of Hedging Obligations (including of ASC 815, Derivatives and Hedging) shall be excluded;
(14)    the amount of any restructuring, business optimization, acquisition and integration costs and charges or reserves (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, recruiting and signing bonuses and expenses, contract termination costs, including future lease commitments, costs related to the start-up (including entry into new market/channels and new service offerings), preopening, opening, closure or relocation, reconfiguration or consolidation of facilities and costs to relocate employees, systems, facilities or equipment conversion costs, consulting fees, costs associated with tax projects and audits, inventory, distribution, marketing or sales optimization programs, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) or other fees related to any of the foregoing (including any such costs, charges or reserves and fees incurred in connection with the Transactions) will be excluded;
(15)    accruals and reserves that are established or adjusted within 24 months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;
(16)    any Public Company Costs will be excluded;
(17)    all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;
(18)    all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Transaction will be excluded;
(19)    (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;
(20)    losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);
(21)    non-cash charges or income relating to adjustments to deferred tax asset valuation allowances will be excluded;
(22)    cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Issue Date will be included;
(23)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded; and

(24)    (i) revenues, royalties and commissions otherwise deferred under GAAP, shall be included in the relevant period and (ii) the amount of previously deferred revenues, royalties and commissions recognized under GAAP during the relevant period shall be excluded;
provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (24) above if any such item individually is less than $2.0 million in any fiscal quarter.
“Consolidated Senior Secured Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness that is secured by a Lien on any assets of the Issuer or any of its Restricted Subsidiaries as of such date minus (y) unrestricted cash and Cash Equivalents (but excluding in all cases cash proceeds from Indebtedness incurred on the date of determination) held by the Issuer and its Restricted Subsidiaries as of such date of determination, in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, and in each case, calculated on a Pro Forma Basis; provided that any such calculation shall be made as provided in clause (f) of Section 4.09 hereof; provided, further, that, in the event that the Issuer shall classify Indebtedness incurred on the date of determination as secured in part pursuant to a ratio-based or ratio-referent clause of the definition of “Permitted Liens” and in part pursuant to one or more non-ratio-based or non-ratio-referent clauses of such definition, any calculation of Consolidated Total Indebtedness that is secured by a Lien for purposes of clause (x) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such non-ratio-based or non-ratio-referent clause of such definition.
“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness as of such date minus (y) unrestricted cash and Cash Equivalents held by the Issuer and its Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis; provided that any such calculation shall be made as provided in clause (f) of Section 4.09 hereof.
“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (without duplication) (i) all Capital Lease Obligations of the Issuer and its Restricted Subsidiaries, (ii) all Indebtedness of the Issuer and its Restricted Subsidiaries of the type described in clause (1) of the definition of “Indebtedness” and (iii) all Contingent Obligations of the Issuer and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with GAAP and calculated on a Pro Forma Basis; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of any notes or other debt securities that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by the applicable indenture. For the avoidance of doubt, it is understood that obligations under any Receivables Facility and any Qualified Securitization Transaction and any undrawn amounts under any revolving credit facility do not constitute Consolidated Total Indebtedness.
“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made nonrecourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Contribution Indebtedness” means Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and preferred stock of any Restricted Subsidiary in an aggregate outstanding principal amount not greater than two times the aggregate amount of cash contributions (other than Excluded Contributions, Designated Preferred Stock, Disqualified Stock or cash contributed by the Issuer or any of its Restricted Subsidiaries) made to the common equity capital of the Issuer or any Restricted Subsidiary of the Issuer after the Issue Date; provided that:
(1)    the cash received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer or its Restricted Subsidiaries incurred Indebtedness in reliance thereon;
(2)    the cash received or contributed shall be excluded for purposes of incurring Indebtedness to the extent the Issuer or any of its Restricted Subsidiaries make a Restricted Payment in reliance on such cash; and
(3)    such Contribution Indebtedness (a) is incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of incurrence thereof.
“Corporate Trust Office” will be the office of the Trustee at which, at any particular time, its corporate trust business shall be administered, which office as of the date of this instrument is located at the address specified in Section 13.01 or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).
“Credit Agreement” means (i) each of the New Credit Agreements and (ii) whether or not the New Credit Agreements remain outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Unsecured Indenture), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.
“Custodian” means the Trustee, as custodian with respect to the Unsecured Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Unsecured Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Unsecured Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Unsecured Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Unsecured Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Unsecured Indenture.
“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Unsecured Notes (other than a Regulated Bank, an Initial Purchaser or its Affiliate or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Unsecured Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designated Preferred Stock” means preferred stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (z) of Section 4.07(a) hereof.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Unsecured Notes mature; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer, any direct or indirect parent of the Issuer, or the Issuer’s Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock. Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Investment” means the investment by the Sponsor in the stock of an indirect parent of the Issuer for approximately $1,375.0 million of cash, which we expect will, through a series of transactions, ultimately be contributed to us as common equity.
“Equity Offering” means a public or private sale of either (1) Equity Interests of the Issuer by the Issuer (other than Disqualified Stock and other than to a Subsidiary of the Issuer or any direct or indirect parent of the Issuer) or (2) Equity Interests of a direct or indirect parent of the Issuer (other than to the Issuer, a Subsidiary of the Issuer or any direct or indirect parent of the Issuer), in each case other than public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8, and any such public or private sale that constitutes an Excluded Contribution.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:
(1)    contributions to its common equity capital; and
(2)    the sale (other than to the Issuer or to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer;
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, the proceeds of which are excluded from the calculation set forth in Section 4.07(a)(z).
“Excluded Subsidiaries” means Unrestricted Subsidiaries, Immaterial Subsidiaries, Regulated Subsidiaries, not-for-profit Subsidiaries, Securitization Entities, Foreign Subsidiaries, FSHCOs, any Subsidiary with respect to which the Issuer reasonably determines in an Officer’s Certificate delivered to the Trustee that the cost or other consequences of providing a guarantee (including any adverse tax consequences) would be excessive in view of the benefits to be obtained by the holders of the Unsecured Notes therefrom, any Domestic Subsidiary of a Foreign Subsidiary that is a CFC and any Subsidiary that is prohibited, but only so long as such Subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Issue Date or existing at the time of acquisition thereof after the Issue Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the Unsecured Notes or that would require governmental (including regulatory) consent, approval, license or authorization to provide an Unsecured Note Guarantee unless such consent, approval, license or authorization has been received (but without obligation to seek the same), any captive insurance company and any special purpose entity; provided that if any Subsidiary shall at any time not constitute an “Excluded Subsidiary” (or similar term) under the New Cash Flow Credit Agreement, including, for the avoidance of doubt, if the Borrower (as defined in the New Cash Flow Credit Agreement) under the New Cash

Flow Credit Agreement shall have designated any Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a Guarantor (as defined in the New Cash Flow Credit Agreement), with respect to the obligations of the Borrower under the New Cash Flow Credit Agreement, then such Subsidiary shall not be considered an “Excluded Subsidiary” for purposes of this Unsecured Indenture and shall become a Guarantor hereunder in accordance with Section 4.16 hereof regardless of whether such Subsidiary is organized in a jurisdiction other than the United States (notwithstanding anything to the contrary contained herein), pursuant to arrangements in substantially the same form as agreed to between the Cash Flow Collateral Agent and the Issuer and in the case of any Foreign Subsidiary, the jurisdiction of such Subsidiary shall be reasonably acceptable to the Cash Flow Collateral Agent, taking into account the availability and enforceability of guarantees in such jurisdiction.
“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by the Issuer (unless otherwise provided in this Unsecured Indenture).
“Fitch” means Fitch Ratings Ltd.
“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Issuer or any of its Restricted Subsidiaries incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Securitization Transaction unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to, substantially simultaneously with or in connection with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that any such calculation shall be made as provided in clause (f) of Section 4.09 hereof.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capital Lease Obligations, and the net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (other than in connection with the early termination thereof, and excluding any non-cash interest expense attributable to the mark-to-market valuation of Hedging Obligations or other derivatives pursuant to GAAP) and excluding amortization or write-off of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses, including any expensing of bridge, commitment fees or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Transaction; provided that, for purposes of calculating Consolidated Interest Expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such Consolidated Interest Expense applies; plus
(2)    the Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)    all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus
(4)    the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income;
provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Issue Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Issue Date by 365 and then dividing such product by the number of days from and including the Issue Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.
“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.
“Fixed GAAP Terms” means (a) the definitions of the terms “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Debt Ratio,” “Consolidated Total Indebtedness,” “Consolidated EBITDA,” “Indebtedness,” and “Total Assets,” (b) all defined terms in this Unsecured Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Unsecured Indenture or the Unsecured Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.
“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary
“FSHCO” means (i) any Domestic Subsidiary that has no material assets other than equity interests (or equity interests and indebtedness) of one or more Foreign Subsidiaries that are CFCs and (ii) any Domestic Subsidiary that has no material assets other than equity interests (or equity interests and indebtedness) in one or more Foreign Subsidiaries that are CFCs and/or, directly or indirectly, in one or more other entities described in clause (i) of this definition.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the Commission applicable only to public companies, and except as set forth in the definition of “Capital Lease Obligation”), as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Unsecured Indenture); provided that the Issuer may at any time elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Unsecured Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Unsecured Indenture shall be computed in conformity with GAAP. For the purposes of this Unsecured Indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.
“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Unsecured Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3) or 2.06(d)(1) hereof.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantors” means any Subsidiary of the Issuer that executes an Unsecured Note Guarantee in accordance with the provisions of this Unsecured Indenture and their respective successors and assigns that constitute Subsidiaries of the Issuer (other than Excluded Subsidiaries), in each case, until the Unsecured Note Guarantee of such Person has been released in accordance with the provisions of this Unsecured Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate hedging agreements and interest rate collar agreements;
(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Holder” means a Person in whose name an Unsecured Note is registered.
“Holdings” means MAV INTERMEDIATE HOLDING II CORPORATION, a Delaware corporation.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Immaterial Subsidiary” means any Restricted Subsidiary of the Issuer that (i) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) of less than 5.0% of the Issuer’s Total Assets measured at the end of the most recent fiscal period for which internal financial statements are available and on a Pro Forma Basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date and on or prior to the date of acquisition of such Subsidiary and (ii) has revenue together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) for the period of four consecutive fiscal quarters ending on such date of less than 5.0% of the combined revenue of the Issuer and its Restricted Subsidiaries for such period (measured for the four quarters ended most recently for which internal financial statements are available and on a Pro Forma Basis giving effect to any acquisitions or dispositions of companies, division or lines of business since the start of such four quarter reference period).

“Increased Amount” means, with respect to any Indebtedness, Disqualified Stock or preferred stock, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or the issuance of additional Disqualified Stock or preferred stock, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, commitment, ticking and similar fees, expenses and discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness, Disqualified Stock or preferred stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, deferred compensation, deferred rent (other than for Capital Lease Obligations), and landlord allowances), whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)    in respect of banker’s acceptances;
(4)    representing Capital Lease Obligations;
(5)    representing the balance of deferred and unpaid purchase price of any property or services due more than 60 days after such property is acquired or such services are completed; or
(6)    representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or Contingent Obligations incurred in the ordinary course of business of such Person, (b) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (c) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment has become fixed, due and payable for more than 30 Business Days without being paid and is required by GAAP to be reflected as a liability on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries, (d) reimbursement obligations under commercial, trade or documentary letters of credit (provided that unreimbursed amounts under such letters of credit shall be counted as Indebtedness five Business Days after such amount is drawn), (e) obligations under or in respect of Securitization Transactions and (f) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been (x) irrevocably defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens or (y) irrevocably satisfied and discharged pursuant to the terms of such agreement.
The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) that would be considered an operating lease under GAAP as in effect as of December 31, 2018, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices. Indebtedness shall be calculated without giving effect to the provisions of ASC 815, Derivatives and Hedging and related interpretations to the extent such provisions would otherwise increase or decrease an amount of Indebtedness for any purpose under this Unsecured Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Independent Financial Advisor” means (a) an accounting, appraisal or investment banking firm or (b) a consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Issuer” has the meaning assigned to such term in the introductory paragraph hereto.
“Initial Notes” means the $725 million aggregate principal amount of Unsecured Notes issued under this Unsecured Indenture on the Issue Date.
“Initial Purchasers” means BofA Securities, Inc., BMO Capital Markets Corp., Macquarie Capital (USA) Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc., PNC Capital Markets LLC and UBS Securities LLC.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Ratings Agency.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding five years from the date of acquisition;
(2)    securities that have an Investment Grade Rating;
(3)    investments in any fund that invests at least 95% of its assets in investments of the type described in clause (1), (2) or (4) of this definition, which fund may also hold immaterial amounts of cash pending investment and/or distribution; and
(4)    instruments of the general type described in clause (1), (2) or (3) above in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding five years from the date of acquisition.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Unsecured Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding anything in this Unsecured Indenture to the contrary, for purposes of Section 4.07 hereof:
(1)    “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)    the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; minus
(b)    the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer or a direct or indirect parent of the Issuer (as evidenced by an Officer’s Certificate).
“Issue Date” means the first date on which the Initial Notes (excluding any Additional Unsecured Notes) were issued, which is July 30, 2021.
“Issuer” has the meaning assigned to such term in the introductory paragraphs hereto.
“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.
“Limited Condition Transaction” means any transaction in connection with any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Restricted Payment and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 4.07 hereof.
“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the

Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.
“Management Investor” means any Person who is an officer or otherwise a member of management of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies on the Issue Date, immediately after giving effect to the Transactions.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the Issuer or any direct or indirect parent company of the Issuer on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock on the New York Stock Exchange (or, if the primary listing of such Capital Stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form), net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (including by way of making Permitted Payments to Parent in respect of such taxes), amounts applied to the repayment of principal, premium (if any) and interest on Indebtedness that is secured by the property or the assets that are the subject of such Asset Sale or that is otherwise required (other than pursuant to the penultimate paragraph of Section 4.10(b) hereof) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction, and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Net Short” means, with respect to a holder or beneficial owner of Unsecured Notes, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Unsecured Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.
“New ABL Credit Agreement” means that certain credit agreement with respect to an asset-based revolving credit facility to be entered into on or about the Issue Date by and among the Issuer, the guarantors and other borrowers party thereto, Bank of America, N.A., as administrative agent and as collateral agent, and the lenders, agents and other parties party thereto, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 4.09 hereof or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“New Cash Flow Credit Agreement” means that certain credit agreement with respect to the senior secured credit facilities to be entered into on or about the Issue Date by and among the Issuer, the guarantors party thereto, Bank of America, N.A., as administrative agent and as collateral agent (in such capacity, the “Cash Flow Collateral Agent”), and the lenders, agents and other parties party thereto, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 4.09 hereof or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“New Credit Agreements” means, collectively, any New ABL Credit Agreement and any New Cash Flow Credit Agreement.
“New Project” means (x) each plant, facility or branch which is either a new plant, facility or branch or an expansion of an existing plant, facility or branch owned by the Issuer or its Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit or product line to the extent such business unit or product line commences operations or each expansion (in one or a series of related transactions) of business into a new market or distribution or sales channel.
“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Guarantor.
“Non-Recourse Debt” means Indebtedness as to which neither the Issuer, nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than the pledge of the Equity Interests of any Unrestricted Subsidiaries or (b) is directly or indirectly liable as a guarantor or otherwise other than by virtue of a pledge or the Equity Interests of any Unrestricted Subsidiaries.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Obligations” means any principal, interest (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are an allowed or allowable claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the Issuer’s offering memorandum, dated as of July 21, 2021.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or the Assistant Secretary (or any person serving the equivalent function of any of the foregoing) of a Person (or of any direct or indirect parent, general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Unsecured Indenture by the Board of Directors of such Person (or the Board of Directors of any direct or indirect parent, general partner, managing member or sole member of such Person).

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person or any direct or indirect parent of such Person by an Officer of such Person or such direct or indirect parent and delivered to the Trustee, whom, solely in respect of the Officer’s Certificate required by Section 4.04(a), must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements of Sections 13.02 and 13.03 hereof.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee and, that meets the requirements of Sections 13.02 and 13.03 hereof. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Performance References” has the meaning assigned to it in the definition of “Derivative Instrument.”
“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with Section 4.10 hereof.
“Permitted Business” means any services, activities or business that is the same as, or incidental or reasonably related, similar, ancillary, complementary or corollary to, any of the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date (after giving effect to the Transactions) or any business activity that is a reasonable extension, development or expansion thereof.
“Permitted Holders” means (i) each of the Principals, (ii) any Management Investor, (iii) any Related Party of any of the foregoing Persons, (iv) any Permitted Parent and (v) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” (x) such Persons specified in clause (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent entities held by such “group” and (y) the Principals and their Related Parties collectively, do not have beneficial ownership, directly or indirectly, of a lesser percentage of the Voting Stock of the Issuer or any of its direct or indirect parent entities than any other Person that is a member of such “group” (without giving effect to any Voting Stock that may be deemed owned by such other Person pursuant to Rule 13d-3 or 13d-5 under the Exchange Act as a result of such “group”). Any person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer or Alternate Offer is made or waived in accordance with the requirements of this Unsecured Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Investments” means:
(1)    any Investment in the Issuer or in a Restricted Subsidiary of the Issuer (including in the Unsecured Notes);
(2)    any Investment in cash, Cash Equivalents or Investment Grade Securities;
(3)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary of the Issuer; or

(b)    such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any of its Restricted Subsidiaries;
(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with Section 4.10 hereof;
(5)    any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or of any direct or indirect parent of the Issuer;
(6)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (B) litigation, arbitration or other disputes; or (C) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to a secured Investment or other transfer of title with respect to any secured Investment in default;
(7)    Investments represented by Hedging Obligations;
(8)    advances of payroll payments to employees of the Issuer and its Restricted Subsidiaries in the ordinary course of business;
(9)    repurchases of the Unsecured Notes, the Secured Notes and Indebtedness under the New Credit Agreements;
(10)    any guarantee of Indebtedness permitted to be incurred under Section 4.09 hereof;
(11)    any Investment existing on, or made pursuant to binding commitments existing on the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any investment existing on, or made pursuant to a binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Unsecured Indenture;
(12)    Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation, Division or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation, Division or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(13)    Investments by the Issuer or its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;
(14)    guarantees made in the ordinary course of business (a) of obligations owed to landlords, suppliers, customers, franchisees and licensees of the Issuer or its Subsidiaries, (b) of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness or (c) of Indebtedness under customer financing lines of credit;
(15)    any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(16)    loans and advances to officers, directors and employees of the Issuer and its Restricted Subsidiaries in connection with (i) business-related travel expenses, moving and relocation expenses and other ordinary course of business purposes (including travel and entertainment expenses) and (ii) any such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent of the Issuer; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;
(17)    Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(18)    Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed the greater of (x) $140.0 million and (y) 25.0% of Consolidated EBITDA, at any one time outstanding;
(19)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases;
(20)    (A) Investments in a Securitization Entity or any Investments by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness; provided, however, that such Investment is in the form of (x) a contribution of additional Securitization Assets, (y) a letter of credit, cash collateral account or other such credit enhancement provided in connection with the incurrence of Indebtedness by a Securitization Entity under a Qualified Securitization Transaction, in each case, solely to the extent required to satisfy Standard Securitization Undertakings or (z) loans in respect of the noncash portion of the purchase price of Securitization Assets not to exceed 15% of such purchase price and (B) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility, as applicable;
(21)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) hereof (except transactions described in clauses (3), (6), (10), (11), (13) and (19) of Section 4.11(b) hereof);
(22)    any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any contribution to the common equity of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (22) will be excluded from Section 4.07(a)(z)(B);
(23)    other Investments in any Person (including joint ventures and Unrestricted Subsidiaries) in an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (23) that are at the time outstanding not to exceed the greater of (x) $140.0 million and (y) 25.0% of Consolidated EBITDA, at any one time outstanding; provided, however, that if any Investment pursuant to this clause (23) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be a Restricted Subsidiary of the Issuer;

(24)    any Investment in a Permitted Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, not to exceed the greater of (x) $140.0 million and (y) 25.0% of Consolidated EBITDA, at any one time outstanding;
(25)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (25) that are at that time outstanding not to exceed the greater of (x) $140.0 million and (y) 25.0% of Consolidated EBITDA, at any one time outstanding;
(26)    purchases of minority interests in Restricted Subsidiaries that are not Wholly Owned Subsidiaries by the Issuer and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Restricted Payments pursuant to Section 4.07(b)(22) shall not exceed the greater of $27.5 million and 5.0% of Consolidated EBITDA (measured at the time such purchase is made);
(27)    Investments in any Person to which the Issuer or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed the greater of $27.5 million and 5.0% of Consolidated EBITDA (measured at the time such Investment is made) at any one time outstanding;
(28)    Investments arising out of a Sale/Leaseback Transaction that is not prohibited by this Unsecured Indenture;
(29)    Investments in connection with the Transactions;
(30)    any Investment so long as, on the date of such Investment and after giving pro forma effect thereto as if such Investment has been made at the beginning of the applicable four-quarter period, the Consolidated Total Debt Ratio for the Issuer and its Restricted Subsidiaries would have been less than or equal to 4.30 to 1.00; and
(31)    any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business in an aggregate amount not to exceed $20.0 million at any one time outstanding.
For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (31) above, or is otherwise entitled to be incurred or made pursuant to Section 4.07, the Issuer will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or pursuant to Section 4.07.
“Permitted Liens” means:
(1)    Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were incurred pursuant to clause (1), (3), (8), (15), (22), (34) or (35) of Section 4.09(b) hereof;
(2)    Liens in favor of the Issuer or any Guarantor;
(3)     Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or is merged or amalgamated with or into or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Issuer or the surviving entity of any such merger, amalgamation or consolidation;

(4)    Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by the Issuer or any Subsidiary of the Issuer and, in each case, on after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof and other after-acquired property to the extent required by the terms thereof (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Issuer or any of its Subsidiaries;
(5)    Liens (other than Liens imposed under ERISA or any pension standards legislation of any other applicable jurisdiction) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing leases and obligations permitted pursuant to clause (10) of the definition of “Permitted Debt” (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any governmental authority other than letters of credit) incurred in the ordinary course of business;
(6)    Liens to secure Indebtedness (including Capital Lease Obligations) that was incurred pursuant to Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness; provided that individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender;
(7)    Liens existing on the Issue Date (other than with respect to the New Credit Agreements);
(8)    Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP (or in conformity with generally accepted accounting principles in the jurisdiction in which the Issuer or Restricted Subsidiary is organized) has been made therefor;
(9)    Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(10)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(11)    any payment or close out netting or set-off arrangement pursuant to any derivative transaction or foreign exchange transaction entered into by a Guarantor;
(12)    Liens to secure any Refinancing Indebtedness permitted to be incurred under this Unsecured Indenture; provided, however, that
(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted amount, if applicable, or, if greater, committed amount) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge.

(13)    Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
(14)    Liens arising from, or from the filing of UCC financing statements in connection with, operating leases;
(15)    bankers’ Liens, rights of set-off, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;
(16)    Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(17)    Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(18)    leases, subleases, licenses or sublicenses (including licenses or sublicenses of software and other technology or intellectual property) granted to other Persons not materially interfering with the conduct of the business of the Issuer or any of its Restricted Subsidiaries, when taken as a whole;
(19)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(20)    statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);
(21)    customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Unsecured Indenture is issued (including this Unsecured Indenture);
(22)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;
(23)    (a) Liens on assets or the Capital Stock of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries permitted to be incurred in accordance with Section 4.09 hereof and (b) Liens on the Capital Stock of Unrestricted Subsidiaries;
(24)    Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under this Unsecured Indenture;
(25)    Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Unsecured Indenture for so long as such agreements are in effect;
(26)    other Liens with respect to obligations that do not exceed the greater of (x) $192.5 million and (y) 35.0% of Consolidated EBITDA at any one time outstanding;

(27)    Liens securing Indebtedness or other Obligations of the Issuer or any of its Restricted Subsidiaries owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be incurred in accordance with Section 4.09 hereof;
(28)    leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;
(29)    Liens on Securitization Assets or Receivables Assets in connection with a Qualified Securitization Transaction or Receivables Facility;
(30)    deposits made in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;
(31)    Liens incurred to secure any Cash Management Services and Treasury Management Arrangement incurred in the ordinary course of business;
(32)    Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary of the Issuer in connection with any letter of intent or purchase agreement permitted under this Unsecured Indenture;
(33)    any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture pursuant to the agreement evidencing such joint venture;
(34)    Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than the Issuer or its Restricted Subsidiaries;
(35)    other ordinary course Liens or Liens consistent with past practice, in each case, incidental to the conduct of the Issuer’s and its Restricted Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of the Issuer or any of its Restricted Subsidiaries, and which do not in the aggregate materially detract from the value of the Issuer’s and its Restricted Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business;
(36)    any netting or set-off arrangement entered into by any Guarantor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Guarantors; and
(37)    Liens on cash proceeds of Indebtedness (and on the related escrow account) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 4.09 hereof.
For purposes of determining compliance with this definition, (x) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof, (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and (z) in the event that a portion of Indebtedness secured by a Lien that is incurred after the Issue Date could be classified as secured in part pursuant to clause (1) above (giving effect to the incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (1) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition; provided, however, that indebtedness under any New Credit Agreement shall be deemed secured under clause (1) of the definition of “Permitted Liens” above and thereafter may not be reclassified.

“Permitted Parent” means any (a) direct or indirect parent of the Issuer formed not in connection with, or in contemplation of, a transaction that, assuming such parent was not so formed, after giving effect thereto would constitute a Change of Control, (b) any direct or indirect parent of the Issuer formed in connection with an underwritten public Equity Offering, (c) direct or indirect parent of the Issuer where the direct or indirect holders of the Voting Stock of such parent company immediately following the applicable transaction (i) are substantially the same as the direct or indirect holders of the Voting Stock of the Issuer immediately prior to that transaction and (ii) beneficially own substantially the same percentage of Voting Stock of such parent company as immediately prior to the applicable transaction and (d) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (i), (ii), (iii) or (v) of the definition thereof) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 50.0% of the total voting power of the Voting Stock of such Public Company.
“Permitted Payments to Parent” means the declaration and payment of dividends or other payments to, or the making of loans to, any direct or indirect parent of the Issuer in amounts required for any direct or indirect parent of the Issuer (and, in the case of clause (3) below, its direct or indirect members), to pay, in each case without duplication:
(1)    general corporate operating and overhead costs and expenses (including, without limitation, expenses related to reporting obligations and any franchise and similar taxes, and other fees and expenses, required to maintain their corporate existence) of any direct or indirect parent of the Issuer to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;
(2)    reasonable fees and expenses (other than to Affiliates of the Issuer) incurred in connection with any successful or unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of the Issuer;
(3)    with respect to any period ending after the Issue Date for which the Issuer and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income or similar tax purposes of which a direct or indirect parent of the Issuer is the common parent or other applicable taxpayer, the portion of any U.S. federal, state, local and/or foreign income and similar taxes (including any alternative minimum taxes) of such tax group that is attributable to the taxable income of the Issuer and/or its applicable Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries for such purpose, in amounts required to pay any such taxes that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that the aggregate amount of such payments with respect to such period (regardless of when paid) shall not exceed the aggregate amount of such taxes that the Issuer and/or its applicable Restricted Subsidiaries (and, subject to the limitation described above, any applicable Unrestricted Subsidiaries of the Issuer) would have been required to pay with respect to such period were such entities stand-alone corporate taxpayers or a stand-alone corporate tax group for all applicable periods ending after the Issue Date taking into account any applicable limitations on the ability to utilize net operating loss carryforwards and similar tax attributes under the Code;
(4)    fees, expenses and indemnities owed by the Issuer, any direct or indirect parent of the Issuer, as the case may be, or the Issuer’s Restricted Subsidiaries to Affiliates, in each case, to the extent permitted by Section 4.11(b)(7) hereof;
(5)    customary salary, bonus, severance, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent of the Issuer to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;
(6)    the payment of customary transaction fees and expenses payable in accordance with Section 4.11(b)(20); and

(7)     fees and expenses incurred by the Issuer or any direct or indirect parent of the Issuer related to the performance of its obligations under this Unsecured Indenture, the Secured Indenture and similar obligations under any Credit Agreement.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principals” means (1) the Sponsor and (2) one or more investment funds advised, managed or controlled by the Sponsor and, in each case (whether individually or as a group), their Affiliates, but not initially, however, any portfolio company of any of the foregoing.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Unsecured Notes issued under this Unsecured Indenture except where otherwise permitted by the provisions of this Unsecured Indenture.
“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Unsecured Indenture, including the Consolidated Senior Secured Debt Ratio, the Consolidated Total Debt Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated EBITDA, Consolidated Total Indebtedness and Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of preferred stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.
For purposes of making any computation referred to above:
(1)    if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term of the lesser of (i) 12 months or more and (ii) the remaining time to the scheduled maturity date of such underlying Indebtedness);
(2)    interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer or a direct or indirect parent company of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;
(3)    interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate;

(4)    interest on any Indebtedness under a revolving credit facility or a Qualified Securitization Transaction computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and
(5)    to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.
Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act and (2) adjustments calculated to give effect to any Pro Forma Cost Savings; provided that any such adjustments, other than Specified Permitted Adjustments, that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”
“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements and acquisition synergies, in each case, projected by the Issuer in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Issuer (or any successor thereto) or any Restricted Subsidiary within 24 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (i) such cost savings, expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer, any director or indirect parent of the Issuer or any Qualified Reporting Subsidiary (or any successor thereto)), to the extent providing the report required by Section 4.03 hereof and are reasonably anticipated to be realized within 24 months after the date of the relevant action or event or after the consummation of any change that is expected to result in such cost savings, operating expense reductions, operating improvements or synergies, (ii) the aggregate amount added in respect of this definition of “Pro Forma Cost Savings” shall not exceed with respect to any four quarter period 25% of Consolidated EBITDA for such period (calculated after giving effect to any such adjustments) (such limitation, the “Cost Savings Cap”), (iii) the aggregate amount added in respect of the foregoing (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 24 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies and (iv) no cost savings, expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period.
“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.
“Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing of such Person’s equity securities on a national securities exchange.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Entity that meets the following conditions:
(1)    the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Entity;
(2)    all transfers of Securitization Assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings; and
(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.
Notwithstanding anything to the contrary, the grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Entity) to secure Indebtedness or other Obligations under the New Credit Agreements shall not be deemed a Qualified Securitization Transaction.
“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Stock.
“Ratings Agency” means (1) Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Unsecured Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.
“Ratio Incremental Amount” means an unlimited amount of Indebtedness, Disqualified Stock and preferred stock so long as the Ratio Requirement is satisfied.
“Ratio Requirement” means, with respect to the incurrence of any applicable Indebtedness, Disqualified Stock or preferred stock, the requirement that, on a Pro Forma Basis, after giving effect to such incurrence, the Consolidated Senior Secured Debt Ratio does not exceed 4.05 to 1.00.
“Receivables Assets” means (a) any accounts receivable, any assets relating thereto and the proceeds thereof owed to the Issuer or any of its Restricted Subsidiaries subject to a Receivables Facility and (b) all collateral securing such accounts receivable, including in each case, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, lockbox accounts, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are, in each case, sold, conveyed, assigned or otherwise transferred or pledged by the Issuer or any of its Restricted Subsidiaries to a commercial bank in connection with a Receivables Facility.
“Receivables Facility” means an agreement between the Issuer or any of its Restricted Subsidiaries and a commercial bank, financial institution or other Person (other than the Issuer and its Restricted Subsidiaries), pursuant to which (a) the Issuer or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank, financial institution accounts or other Person receivables owing by customers the Issuer or such Restricted Subsidiary, together with Receivables Assets related thereto, and (b) the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for (i) Standard Securitization Undertakings and (ii) in the case of any Foreign Subsidiary, recourse that is customary in the local market).
“Reference Period” has the meaning assigned to it in the definition of “Pro Forma Basis.”

“Refinancing” means (i) the repayment in full of Indebtedness under (x) that certain First Lien Credit Agreement, dated as of May 4, 2016, among McGraw-Hill Global Education Intermediate Holdings, LLC, as holdings, McGraw Hill LLC, as the borrower, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent (as amended on December 15, 2017, February 19, 2020, January 6, 2021 and as further amended, restated, supplemented or otherwise modified prior to the Issue Date), (y) that certain First Lien Credit Agreement, dated as of January 6, 2021, among McGraw-Hill Global Education Intermediate Holdings, LLC, as holdings, McGraw Hill LLC, as the borrower, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent (as amended, restated, supplemented or otherwise modified prior to the Issue Date) and (z) that certain Receivables Financing Agreement, dated as of October 29, 2018, by and among MHE Receivables LLC, as the borrower, McGraw Hill LLC, as the initial servicer, and PNC Bank, National Association, as administrative agent and lender (as amended on October 28, 2019, January 1, 2021, August 28, 2020 and February 16, 2021 and as further amended, restated, supplemented or otherwise modified prior to the Issue Date), and (ii) the redemption or satisfaction and discharge in full of Indebtedness under (x) that certain Indenture, dated as of May 4, 2016, by and among McGraw Hill LLC and McGraw-Hill Global Education Finance, Inc., as issuers, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee and collateral agent, pursuant to which the issuers thereunder issued 7.875% Senior Notes due 2024 (as supplemented by Supplemental Indenture No. 1 and Supplemental Indenture No. 2, dated as of January 6, 2021, and as may be further amended, restated, supplemented or otherwise modified prior to the Issue Date) and (y) that certain Indenture, dated as of January 6, 2021, by and among McGraw Hill LLC and McGraw-Hill Global Education Finance, Inc., as issuers, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee and collateral agent, pursuant to which the issuers thereunder issued 8.0% Senior Secured Notes due 2024 (as amended, restated, supplemented or otherwise modified prior to the Issue Date).
“Regulated Bank” means an (i) Approved Commercial Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (ii) any Affiliate of a Person set forth in clause (i) above to the extent that (a) all of the Equity Interest of such Affiliate is directly or indirectly owned by either (x) such Person set forth in clause (i) above or (y) a parent entity that also owns, directly or indirectly, all of the Equity Interest of such Person set forth in clause (i) and (b) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Securities Exchange Act.
“Regulated Subsidiary” means any entity that is subject to United States or foreign federal, state or local regulation over its ability to incur Indebtedness or create Liens (including Liens with respect to its own Capital Stock).
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note exchanged therefor upon and after expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, Private Placement Legend and Regulation S Temporary Global Note Legend deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Unsecured Notes initially sold in reliance on Rule 903 of Regulation S.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) hereof to be placed on all Regulation S Temporary Global Notes.
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided that assets received by the Issuer or any of its Restricted Subsidiaries in exchange for assets transferred by the Issuer or any of its Restricted Subsidiaries will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of the Issuer.
“Related Party” means (a) with respect to the Sponsor, (i) any investment fund advised, managed, controlled by or under common control with the Sponsor and Affiliates thereof (excluding any portfolio company of the Sponsor), any officer or director of the foregoing Persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i) above; and (b) with respect to any officer of the Issuer or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the Persons described in clause (b)(i) above or any combination of these identified relationships.
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Unsecured Indenture.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S, which period shall terminate on September 8, 2021.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means S&P Global Ratings.
“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by the Issuer or any of its Restricted Subsidiaries whereby the Issuer or any of its Restricted Subsidiaries transfers such property to a Person and the Issuer or such Restricted Subsidiary of the Issuer leases it from such

Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between the Issuer’s Restricted Subsidiaries.
“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Unsecured Notes and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Unsecured Notes.
“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services or a Treasury Management Arrangement.
“Secured Indenture” means the indenture, to be dated as of the Issue Date, among the Initial Issuer, the Ultimate Issuer, the guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, as amended and supplemented from time to time.
“Secured Notes” means the 5.750% senior secured notes due 2028 to be issued by the Issuer pursuant to the indenture to be dated the Issue Date (the “Secured Indenture”) among the Initial Issuer, the Ultimate Issuer, the guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, as amended and supplemented from time to time.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securitization Assets” means (a) the accounts receivable, loans or other financial assets subject to a Securitization Transaction and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Issuer or any Restricted Subsidiary to a Securitization Entity in connection with a Securitization Transaction.
“Securitization Entity” means a Wholly Owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which is designated by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Issuer or any of its Subsidiaries (other than one or more Securitization Entities) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Issuer or any of its Subsidiaries (other than a Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Issuer or any of its Subsidiaries (other than a Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)    with which neither the Issuer nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and
(3)    to which neither the Issuer nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any designation by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of the Issuer or such direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of the Issuer or any of its Restricted Subsidiaries in connection with, a Qualified Securitization Transaction.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Issuer, any of its Subsidiaries or a Securitization Entity pursuant to which the Issuer, such Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, the Issuer or any of its Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by the Issuer or such Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Issuer or any of its Subsidiaries which arose in the ordinary course of business of the Issuer or such Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as deemed in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Unsecured Indenture.
“Specified Permitted Adjustments” means all adjustments of the type or nature identified in the calculations of “Adjusted EBITDA” and “Pro Forma Adjusted EBITDA” as set forth in the “Summary—Summary Historical Financial and Pro Forma Financial Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to the Reference Period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during Reference Period that are otherwise included in the calculation of Consolidated EBITDA).

“Sponsor” means Platinum Equity Advisors, LLC and its Affiliates (excluding any operating portfolio company thereof).
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any of its Subsidiaries which the Issuer has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any Contingent Obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms expressly subordinated in right of payment to the Unsecured Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Unsecured Note Guarantee.
“Subsidiary” means, with respect to any specified Person:
(1)    any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);
(2)    any partnership, joint venture or limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and
(3)    any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.
“Taxes” means any present or future tax, levy, duty, impost, assessment or other government charge (including penalties, interest, additions to tax and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.
“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.
“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries as set forth on the most recent internally available consolidated balance sheet of the Issuer and its Restricted Subsidiaries.
“Transactions” means the Acquisition, including the payment of the consideration in connection therewith, the Closing Date Merger, the Equity Investment, the Refinancing, the issuance of the Unsecured Notes, the issuance of the Secured Notes, and expected borrowings on the Issue Date under, the New Credit Agreements, in each case as in effect on the Issue Date, and, in each case, the payment of fees and expenses related thereto.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such series of Unsecured Notes are defeased or satisfied and discharged, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2024; provided, however, that if the period from the redemption date to August 1, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date and, to the extent required by law, as amended.
“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of this Unsecured Indenture and thereafter means the successor serving hereunder.
“UCC” means the Uniform Commercial Code (or any successor statute) as in effect from time to time in the relevant jurisdiction.
“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:
(1)    has no Indebtedness other than Non-Recourse Debt;
(2)    is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated) unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Issuer or such Restricted Subsidiary of the Issuer than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of the Issuer;
(3)    is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated) has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated).
Any designation by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of such Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions. No Unrestricted Subsidiary shall create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary).
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“Ultimate Issuer” has the meaning assigned to such term in the introductory paragraph hereto.
“Unsecured Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Unsecured Indenture and the Unsecured Notes, executed pursuant to the provisions of this Unsecured Indenture.
“Unsecured Indenture” means this Unsecured Indenture, as amended or supplemented from time to time.
“Unsecured Notes” has the meaning assigned to it in the introductory paragraph to this Unsecured Indenture. The Initial Notes and the Additional Unsecured Notes shall be treated as a single class for all purposes under this Unsecured Indenture, and unless the context otherwise requires, all references to the Unsecured Notes shall include the Initial Notes and any Additional Unsecured Notes.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” means, with respect to any Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
Section 1.02    Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.14(c)
“Applicable Law”	13.15
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Authorized Officers”	13.01
“Change of Control Offer”	4.14(a)

Term	Defined in Section

“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Covenant Defeasance”	8.03
“Directing Holder”	6.13
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10(c)
“Grower Tested Committed Amount”	4.09(e)
“incur”	4.09(a)
“Initial Default”	6.04
“Instructions”	13.01
“Interest Payment Date”	2.01(a)
“LCT Election”	1.04
“LCT Test Date”	1.04
“Legal Defeasance”	8.02
“Noteholder Direction”	6.13
“Offer Amount”	3.09
“Offer Period”	3.09
“Offer Purchase Date”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09(b)
“Position Representation”	6.13
“Qualified Reporting Subsidiary”	4.03(f)
“Ratio Debt”	4.09(a)
“Refinance”	4.09(b)(5)
“Refinancing Indebtedness”	4.09(b)(5)
“Registrar”	2.03
“Restricted Payments”	4.07(a)
“Retained Declined Proceeds”	4.10(c)
“Reversion Date”	4.19
“Specified Courts”	13.07
“Subsequent Transaction”	1.04
“Surviving Entity”	5.01(a)(1)
“Suspended Covenants”	4.19
“Suspension Period”	4.19
“Verification Covenant”	6.13
Section 1.03    Rules of Construction.
Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    the term “including” is not limiting;
(5)    words in the singular include the plural, and in the plural include the singular;
(6)    “will” shall be interpreted to express a command;
(7)    provisions apply to successive events and transactions; and
(8)    references to sections of or rules under the Exchange Act and the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.
Section 1.04    Financial Calculations for Limited Condition Transactions.
As it relates to any action being taken in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Unsecured Indenture that requires the calculation of any financial ratio or test, including the Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio and Consolidated Senior Secured Debt Ratio; or
(ii)    testing availability under baskets set forth in this Unsecured Indenture (including baskets determined by reference to Consolidated EBITDA or Total Assets, as applicable);
in each case, at the option of Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction to be evidenced by delivery of an Officer’s Certificate to the Trustee, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) the public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or (z) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment, at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made at the time of) (x) the irrevocable declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 4.07 at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Issuer or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; provided, that, notwithstanding anything to the contrary herein, if financial statements for one or more subsequent periods of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made shall have become available, the Issuer may elect, in its sole discretion, to re-determine all such financial ratios or tests, with respect to, or as of the last day of, the most recently ended period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is made on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the LCT Test Date for purposes of such baskets, ratios and financial metrics. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Permitted Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Unsecured Indenture, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
ARTICLE 2
THE UNSECURED NOTES
Section 2.01    Form and Dating.
(a)    General. The Unsecured Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Unsecured Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that any such notations, legends or endorsements are in a form reasonably acceptable to the Issuer. Each Unsecured Note will be dated the date of its authentication. Each Unsecured Note will bear interest at a rate of 8.000% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year (each such date, an “Interest Payment Date”), commencing with February 1, 2022, to holders of record as of the close of business on the January 15 or July 15, whether or not a Business Day, immediately preceding each Interest Payment Date. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Unsecured Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The terms and provisions contained in the Unsecured Notes will constitute, and are hereby expressly made, a part of this Unsecured Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Unsecured Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Unsecured Note conflicts with the express provisions of this Unsecured Indenture, the provisions of this Unsecured Indenture shall govern and be controlling.
(b)    Global Notes. Unsecured Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Unsecured Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Unsecured Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Unsecured Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Unsecured Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Unsecured Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)    Temporary Global Notes. Unsecured Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Unsecured Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. After the expiration of the Restricted Period and upon the receipt by the Trustee of:
(1)    certificates from Euroclear and Clearstream, substantially in the form of Exhibit E hereto, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and
(2)    an Officer’s Certificate from the Issuer, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with such exchange of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.
(d)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
(e)    Issuance of Additional Unsecured Notes. Additional Unsecured Notes ranking pari passu with the Initial Notes may be issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes (other than the issue date, the issue price, the first Interest Payment Date and the initial interest accrual date) and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that in order for any Additional Unsecured Notes to have the same CUSIP number as the Initial Notes, such Additional Unsecured Notes must be fungible with the Initial Notes for U.S. federal income tax purposes; provided, further, that the Issuer’s ability to issue Additional Unsecured Notes shall be subject to the Issuer’s compliance with Sections 4.09 and 4.12 hereof.
Section 2.02    Execution and Authentication.
At least one Officer must sign the Unsecured Notes for the Issuer by manual or electronic signature.
If an Officer whose signature is on an Unsecured Note no longer holds that office at the time an Unsecured Note is authenticated, the Unsecured Note will nevertheless be valid.
An Unsecured Note will not be valid until authenticated by the manual or electronic signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Unsecured Note has been duly authenticated and delivered under this Unsecured Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), together with the other documents required under Sections 13.02 and 13.03 hereof, if any, authenticate (i) Unsecured Notes for original issue, of which $725,000,000 in aggregate principal amount will be issued on the Issue Date and (ii) any Additional Unsecured Notes. The aggregate principal amount of Unsecured Notes outstanding at any time may not exceed the aggregate principal amount of Unsecured Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Unsecured Notes. An authenticating agent may authenticate Unsecured Notes whenever the Trustee may do so. Each reference in this Unsecured Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.
Section 2.03    Registrar and Paying Agent.
The Issuer will maintain an office or agency where Unsecured Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Unsecured Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Unsecured Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Unsecured Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.
The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
Section 2.04    Paying Agent to Hold Money in Trust.
The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, and interest on, the Unsecured Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Unsecured Notes.
Section 2.05    Holder Lists.
The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Unsecured Notes.

Section 2.06    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:
(1)    the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;
(2)    the Issuer in its sole discretion determines, subject to the procedures of the Depositary, that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required pursuant to Section 2.01(c) hereof; or
(3)    there has occurred and is continuing a Default or Event of Default with respect to the Unsecured Notes and the Beneficial Owners thereof have requested such exchange.
Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Unsecured Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Unsecured Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (d) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Unsecured Indenture and the Applicable Procedures. None of the Issuer, Trustee, Paying Agent, nor any Agent of the Issuer shall have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
(A)    both:
(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(B)    both:
(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required by Section 2.01(c) hereof.
(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof, or
(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof,
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Unsecured Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and the Regulation S Temporary Global Note Legend, as applicable, and shall be subject to all restrictions on transfer contained therein.
(2)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Trustee of the certificates required pursuant to Section 2.01(c) hereof, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(3)    Beneficial Interest in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following: (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof, or (ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each case, if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Unsecured Note for a beneficial interest in a Restricted Global

Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Unsecured Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;
(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if (i) the Holder of such Restricted Definitive Note proposes to exchange such Unsecured Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof; or (ii) the Holder of such Restricted Definitive Notes proposes to transfer such Unsecured Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and in each case, if the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Unsecured Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    [Reserved].
(g)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Unsecured Indenture unless specifically stated otherwise in the applicable provisions of this Unsecured Indenture.
(1)    Private Placement Legend. Each Global Note and each Definitive Note (and all Unsecured Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL UNSECURED NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER

AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”
“BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) THE HOLDER IS NOT ACQUIRING OR HOLDING THIS SECURITY FOR OR ON BEHALF OF, AND NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT PURSUANT TO 29 C.F.R. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR ANY SIMILAR LAW, OR (2)(A) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS” AND (B) NONE OF THE ISSUER, ANY GUARANTORS OR THE INITIAL PURCHASERS OF THE SECURITIES OR ANY OTHER RESPECTIVE AFFILIATES IS A FIDUCIARY TO ANY SUCH HOLDER, OR IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR GIVE ADVICE IN A FIDUCIARY CAPACITY, WITH RESPECT TO THE DECISION TO PURCHASE OR HOLD THIS SECURITY.”
(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITARY (AS DEFINED IN THE UNSECURED INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE UNSECURED INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE UNSECURED INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE UNSECURED INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED

REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(3)    Regulation S Temporary Global Note Legend. In addition to the Private Placement Legend, the Regulation S Temporary Global Note will bear a legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE UNSECURED INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”
(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Unsecured Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.
(i)    General Provisions Relating to Transfers and Exchanges.
(1)    To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).
(3)    [Reserved].
(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Unsecured Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)    Neither the Registrar nor the Issuer will be required:
(A)    to issue, to register the transfer of, or to exchange any Unsecured Notes during a period beginning at the opening of business 15 days before the day of any selection of Unsecured Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
(B)    to register the transfer of or to exchange any Unsecured Note selected for redemption in whole or in part, except the unredeemed portion of any Unsecured Note being redeemed in part; or
(C)    to register the transfer of or to exchange an Unsecured Note between a record date and the next succeeding Interest Payment Date.
(6)    Prior to due presentment for the registration of a transfer of any Unsecured Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Unsecured Note is registered as the absolute owner of such Unsecured Note for the purpose of receiving payment of principal of and (subject to the record date provisions of the Unsecured Notes) interest on such Unsecured Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.
(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or other electronic means.
(9)    None of the Issuer, the Trustee, or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Unsecured Indenture or under applicable law with respect to any transfer of any interest in any Unsecured Note (including any transfers between or among Participants, Indirect Participants, members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Unsecured Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(10)    Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.
Section 2.07    Replacement Notes.
If any mutilated Unsecured Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Unsecured Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Unsecured Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if an Unsecured Note is replaced. The Issuer may charge for its expenses in replacing an Unsecured Note.
In case any such mutilated, destroyed, lost, or stolen Unsecured Note has become due and payable, the Issuer in its sole discretion may, instead of issuing a new Unsecured Note, pay such Unsecured Note.
Upon the issuance of any new Unsecured Note under this Section 2.07, the Issuer may require the payment of a sum sufficient to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Unsecured Note issued pursuant to this Section 2.07 in exchange for any mutilated Unsecured Note or in lieu of any destroyed, lost, or stolen Unsecured Note will constitute an original additional contractual obligation of the Issuer, whether or not the mutilated, destroyed, lost, or stolen Unsecured Note shall be at any time enforceable by anyone, and will be entitled to all the benefits of this Unsecured Indenture equally and proportionately with any and all other Unsecured Notes duly issued hereunder.
The provisions of this Section 2.07 are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost, or stolen Unsecured Notes.
Section 2.08    Outstanding Unsecured Notes.
The Unsecured Notes outstanding at any time are all the Unsecured Notes authenticated by the Trustee except for those canceled by it, those delivered to the Issuer for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, an Unsecured Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Unsecured Note.
If an Unsecured Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Unsecured Note is held by a bona fide purchaser.
If the principal amount of any Unsecured Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Unsecured Notes payable on that date, then on and after that date such Unsecured Notes will be deemed to be no longer outstanding and will cease to accrue interest.
None of the Issuer, the Trustee, or any Agent shall have any responsibility or obligation to any Beneficial Owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or Indirect Participant, with respect to any ownership interest in the Unsecured Notes or with respect to the delivery to any a Participant, Indirect Participant, Beneficial Owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Unsecured Note. All notices and communications to be given to the Holders and all payments to be made to Holders under the Unsecured Notes and this Unsecured Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of Beneficial Owners in the Global Note shall be exercised only through the Depositary subject to the Applicable Procedures. The Issuer, the Trustee, and each Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants, Indirect Participants and any Beneficial Owners. The Issuer, the Trustee, and each Agent shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Unsecured Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or Holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the Beneficial Owners thereof. None of the Issuer, the Trustee, or any Agent have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant, Indirect Participant or between or among the Depositary, any such Participant and Indirect Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.
Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.
Section 2.09    Treasury Notes.
In determining whether the Holders of the required principal amount of Unsecured Notes have given any request, demand, authorization, direction, notice, consent or waiver, Unsecured Notes beneficially owned by the Issuer or any of its Affiliates will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Unsecured Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded. Upon request of the Trustee, the Issuer will identify any such Unsecured Notes known by the Issuer to be so owned in an Officer’s Certificate delivered to the Trustee, upon which the Trustee shall be entitled to conclusively rely.
Section 2.10    Temporary Unsecured Notes.
Until certificates representing Unsecured Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Unsecured Notes. Temporary Unsecured Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Unsecured Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Unsecured Notes. Holders of temporary Unsecured Notes will be entitled to all of the benefits of this Unsecured Indenture.
Section 2.11    Cancellation.
The Issuer at any time may deliver Unsecured Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee for cancellation any Unsecured Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Unsecured Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of cancelled Unsecured Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Upon the request of the Issuer, certification of the cancellation of all canceled Unsecured Notes will be delivered to the Issuer. The Issuer may not issue new Unsecured Notes to replace Unsecured Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12    Defaulted Interest.
If the Issuer defaults in a payment of interest on the Unsecured Notes, the Issuer will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Unsecured Notes and in Section 4.01 hereof; provided that if the Issuer pays the defaulted interest prior to the date that is 30 days after the date of default in payment of interest, payment shall be to the recordholders of the Unsecured Notes as of the original record date. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Unsecured Note and the date of the proposed payment. If such default in interest continues for 30 days, the Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13    CUSIP Numbers.
The Issuer in issuing the Unsecured Notes may use “CUSIP” or other similar numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” or other similar numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Unsecured Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Unsecured Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in “CUSIP” or other similar numbers.
ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01    Notices to Trustee.
If the Issuer elects to redeem Unsecured Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least two Business Days for Global Notes and 10 days for Definitive Notes (or such shorter period acceptable to the Trustee) before a notice of redemption is required to be mailed or sent to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth:
(1)    the clause of this Unsecured Indenture pursuant to which the redemption shall occur;
(2)    the redemption date;
(3)    the principal amount of Unsecured Notes to be redeemed;
(4)    the redemption price, if then ascertainable;
(5)    if such redemption is conditioned, then one or more conditions precedent; and
(6)    if requested by the Issuer, that the Trustee give the notice of redemption in the Issuer’s name and at its expense setting forth the information to be stated in such notice as provided in Section 3.03.
Section 3.02    Selection of Unsecured Notes to Be Redeemed or Purchased.
If less than all of the Unsecured Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee (subject to Section 4.10 or 4.14, as applicable) will select Unsecured Notes for redemption or purchase pro rata, by lot or by such method as it shall deem fair and appropriate. If the Unsecured Notes are represented by Global Notes, interests in such Global Notes will be selected for redemption or purchase by DTC in accordance with its Applicable Procedures.
In the event of partial redemption or purchase, the particular Unsecured Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption or purchase date (unless such notice of redemption is mailed or sent more than 60 days prior to a redemption or purchase date pursuant to clause (a) or (b) of Section 3.03) by the Trustee (or, in the case of Global Notes, in accordance with the procedures of DTC) from the outstanding Unsecured Notes not previously called for redemption or purchase.
The Trustee will promptly notify the Issuer in writing of the Unsecured Notes selected for redemption or purchase and, in the case of any Unsecured Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Unsecured Notes and portions of Unsecured Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Unsecured Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Unsecured Notes held by such Holder shall be redeemed or purchased; provided, that the unredeemed or unpurchased portion of an Unsecured Note must be in a minimum denomination of $2,000. Except as provided in the preceding sentence, provisions of this Unsecured Indenture that apply to Unsecured Notes called for redemption or purchase also apply to portions of Unsecured Notes called for redemption or purchase.
Section 3.03    Notice of Redemption.
Subject to the provisions of Section 3.09 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically), a notice of redemption to each Holder whose Unsecured Notes are to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if (a) the notice is issued in connection with a defeasance of the Unsecured Notes or a satisfaction and discharge of this Unsecured Indenture pursuant to Article 8 or 11 hereof or (b) in the case of a redemption that is subject to one or more conditions precedent, the date of redemption is extended as permitted in this Unsecured Indenture.
The notice will identify the Unsecured Notes to be redeemed and will state:
(1)    the redemption date;
(2)    the redemption price, or if not then ascertainable, the manner of calculation thereof,
(3)    if any Unsecured Note is being redeemed in part, the portion of the principal amount of such Unsecured Note to be redeemed and that, after the redemption date upon surrender of such Unsecured Note, a new Unsecured Note or Unsecured Notes in principal amount equal to the unredeemed portion of the original Unsecured Note will be issued in the name of the Holder of the Unsecured Notes upon cancellation of the original Unsecured Note (or transferred by book entry);
(4)    the name and address of the Paying Agent;
(5)    that Unsecured Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)    that, unless the Issuer defaults in making such redemption payment, interest on Unsecured Notes called for redemption ceases to accrue on and after the redemption date (whether or not a Business Day);
(7)    the paragraph of the Unsecured Notes and/or Section of this Unsecured Indenture pursuant to which the Unsecured Notes called for redemption are being redeemed;
(8)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Unsecured Notes; and
(9)    if the redemption is conditional, the one or more conditions precedent and that the Issuer may delay the redemption date in its discretion until such time as the condition or conditions are satisfied or waived by the Issuer in its sole discretion, or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case).
At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at the Issuer’s expense subject to compliance with Section 3.01.

Section 3.04    Effect of Notice of Redemption.
Except as provided in Section 3.07(f) hereof, once notice of redemption is mailed or transmitted in accordance with Section 3.03 hereof, Unsecured Notes called for redemption become irrevocably due and payable on the redemption date (as such date may be extended or delayed) at the redemption price. The notice, if mailed or transmitted in a manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or by such other means as may be required hereby or any defect in the notice to the Holder of any Unsecured Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Unsecured Note. Subject to Section 3.05 hereof, on and after the redemption date, interest will cease to accrue on the Unsecured Notes or portion thereof called for redemption as of the redemption date (whether or not a Business Day).
Section 3.05    Deposit of Redemption or Purchase Price.
Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest, if any, on all Unsecured Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Unsecured Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Unsecured Notes or the portions of Unsecured Notes called for redemption or purchase. If any Unsecured Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Unsecured Notes and in Section 4.01 hereof.
Section 3.06    Unsecured Notes Redeemed or Purchased in Part.
Upon surrender of an Unsecured Note that is redeemed or purchased in part, the Issuer will issue, and upon receipt of an Authentication Order, together with the documents required in Sections 13.02 and 13.03 hereof, the Trustee will authenticate for the Holder at the expense of the Issuer, a new Unsecured Note equal in principal amount to the unredeemed or unpurchased portion of the Unsecured Note surrendered (or transfer such Unsecured Note by book entry).
Section 3.07    Optional Redemption.
(a)    At any time prior to August 1, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Unsecured Notes (calculated after giving effect to the issuance of any Additional Unsecured Notes) issued under this Unsecured Indenture at a redemption price equal to 108.000% of the principal amount of Unsecured Notes redeemed, plus accrued and unpaid interest, if any, on the Unsecured Notes redeemed, to (but not including) the date of redemption (subject to the right of Holders of Unsecured Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date), with the cash proceeds of any Equity Offering; provided that:
(1)    at least the lesser of (a) 50% of the aggregate principal amount of the Unsecured Notes (including any Additional Unsecured Notes) then outstanding or (b) $325.0 million aggregate principal amount of the Unsecured Notes (including any Additional Unsecured Notes) remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed in accordance with the terms of this Unsecured Indenture); and
(2)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)    At any time prior to August 1, 2024, the Issuer may on any one or more occasions redeem all or a portion of the Unsecured Notes at a redemption price equal to 100% of the principal amount of the Unsecured Notes redeemed, plus the Applicable Premium as of the date of the redemption notice, and accrued and unpaid interest, if any, on the Unsecured Notes redeemed, to (but not including) the date of redemption, subject to the rights of Holders of Unsecured Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date.
(c)    At any time, in connection with any offer to purchase the Unsecured Notes (including pursuant to a Change of Control Offer, Alternate Offer or Asset Sale Offer), if Holders of at least 90% in aggregate principal amount of the Unsecured Notes outstanding tender such Unsecured Notes in such offer, the Issuer or such other Person, upon notice given not more than 60 days following such purchase pursuant to such offer, may redeem all of the remaining Unsecured Notes at a price in cash equal to the price offered to each Holder in such prior offer, plus, to the extent not included in the prior offer payment, accrued and unpaid interest, if any, on the Unsecured Notes redeemed, to (but not including) the date of redemption, subject to the rights of Holders of Unsecured Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date. In determining whether the holders of at least 90% in aggregate principal amount of the outstanding Unsecured Notes have validly tendered and not validly withdrawn Unsecured Notes in an offer, Unsecured Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such offer.
(d)    Except pursuant to the preceding paragraphs, the Unsecured Notes will not be redeemable at the Issuer’s option prior to August 1, 2024.
(e)    On or after August 1, 2024, the Issuer may on any one or more occasions redeem all or a portion of the Unsecured Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Unsecured Notes redeemed, to (but not including) the applicable date of redemption, if redeemed during the 12-month period beginning on August 1 of the years indicated below, subject to the rights of Holders of Unsecured Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date:

Year	Percentage

2024	104.000%
2025	102.000%
2026 and thereafter	100.000%
(f)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. In connection with any redemption of Unsecured Notes made pursuant to this Section 3.07, any such redemption may, at the Issuer’s discretion, be performed by another Person and be subject to one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, the related notice of redemption shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). Such notice of redemption may be extended if such conditions precedent have not been met by providing notice to the Holders of the Unsecured Notes. Unsecured Notes called for redemption become due on the applicable redemption date (to the extent such redemption date occurs and as such date may be extended or delayed). Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Unsecured Notes or portions thereof called for redemption on the applicable redemption date (whether or not a Business Day).
(g)    The Issuer or its Affiliates may at any time and from time to time purchase Unsecured Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuer or any such Affiliates may determine. To the extent Unsecured Notes are purchased or otherwise acquired by the Issuer, such Unsecured Notes may be cancelled and all obligations thereunder terminated.
Section 3.08    Mandatory Redemption.
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Unsecured Notes.
Section 3.09    Offer to Purchase by Application of Excess Proceeds.
In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an offer to all Holders to purchase Unsecured Notes (an “Asset Sale Offer”), it will follow the procedures specified below.
The Asset Sale Offer shall be made to all Holders and holders of Indebtedness of the Issuer or any Guarantor that ranks pari passu with the Unsecured Notes (other than Indebtedness owed to the Issuer or any of its Restricted Subsidiaries) and contains provisions similar to those set forth in this Unsecured Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Offer Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Unsecured Notes and such other pari passu Indebtedness (to be purchased on a pro rata basis based on the principal amount of Unsecured Notes and such other pari passu Indebtedness tendered or required to be repaid or redeemed), and thereafter, the Unsecured Notes to be purchased shall be selected on a pro rata basis (subject to applicable DTC procedures with respect to the Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Issuer, so that only Unsecured Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased, provided that any unpurchased portion of an Unsecured Note must be in a minimum denomination of $2,000) or, if less than the Offer Amount has been tendered, all Unsecured Notes and other Indebtedness tendered in response to the Asset Sale Offer shall be purchased. Payment for any Unsecured Notes so purchased will be made in the same manner as principal and interest payments are made.
If the Offer Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name an Unsecured Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Unsecured Notes pursuant to the Asset Sale Offer.
Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail (or with respect to Global Notes to the extent permitted or required by applicable DTC procedures or regulations, send electronically), a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Unsecured Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
(1)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
(2)    the Offer Amount, the purchase price and the Offer Purchase Date;
(3)    that any Unsecured Note not tendered or accepted for payment will continue to accrue interest;
(4)    that, unless the Issuer defaults in making such payment, any Unsecured Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Offer Purchase Date (whether or not a Business Day);

(5)    that Holders electing to have an Unsecured Note purchased pursuant to an Asset Sale Offer may elect to have Unsecured Notes purchased in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof; provided that any unpurchased portion of an Unsecured Note must be in a minimum denomination of $2,000;
(6)    that Holders electing to have Unsecured Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Unsecured Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Unsecured Notes completed, or transfer the Unsecured Note by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Offer Purchase Date;
(7)    that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Unsecured Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Unsecured Note purchased;
(8)    that, if the aggregate principal amount of Unsecured Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Unsecured Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Unsecured Notes and such other pari passu Indebtedness tendered or required to be prepaid or redeemed, and thereafter the Trustee will select the Unsecured Notes to be purchased on a pro rata basis (subject to applicable DTC procedures with respect to Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Issuer or the Trustee, as applicable, so that only Unsecured Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of an Unsecured Note must be in a minimum denomination of $2,000); and
(9)    that Holders whose Unsecured Notes were purchased only in part will be issued new Unsecured Notes equal in principal amount to the unpurchased portion of the Unsecured Notes surrendered (or transferred by book-entry transfer).
On or before the Offer Purchase Date, the Issuer will, to the extent lawful, accept for payment (on a pro rata basis to the extent necessary), the Offer Amount of Unsecured Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Unsecured Notes tendered, and will deliver or cause to be delivered to the Trustee the Unsecured Notes properly accepted together with an Officer’s Certificate stating that such Unsecured Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Unsecured Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Unsecured Note, and the Trustee, upon receipt of an Authentication Order, together with the documents required under Sections 13.02 and 13.03 hereof, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Unsecured Note to such Holder, in a principal amount equal to any unpurchased portion of the Unsecured Note surrendered. Any Unsecured Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Offer Purchase Date.
Notwithstanding anything in this Unsecured Indenture to the contrary, the Issuer’s obligation to make an Asset Sale Offer may be waived or modified or terminated with written consent of the Holders of a majority in aggregate principal amount of the Unsecured Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Unsecured Notes) prior to the date by which the Issuer is required to make such Asset Sale Offer.

ARTICLE 4
COVENANTS
Section 4.01    Payment of Unsecured Notes.
The Issuer will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Unsecured Notes on the dates and in the manner provided in the Unsecured Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due. All payments on Global Notes will be made in accordance with the Applicable Procedures. Payments on the Unsecured Notes will be made free and clear of any deduction or withholding for taxes, except as otherwise required by law.
The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Unsecured Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same stepped-up rate to the extent lawful.
Section 4.02    Maintenance of Office or Agency.
The Issuer will maintain in the contiguous United States, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Unsecured Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Unsecured Notes and this Unsecured Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office; provided that no service of legal process against the Issuer or any Guarantors may be made at any office of the Trustee.
The Issuer may also from time to time designate one or more other offices or agencies where the Unsecured Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.
Section 4.03    Reports.
(a)     So long as any Unsecured Notes are outstanding, the Issuer will provide the Trustee and, upon request, to Holders of Unsecured Notes a copy of all of the information and reports referred to below:
(1)    within 90 days after the end of each fiscal year (or 150 days after the end of the first fiscal year after the Issue Date) (or such longer period as may be permitted by the Commission pursuant to the reporting requirements for a non-accelerated filer), annual audited consolidated financial statements of the Issuer that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act for such fiscal year (but only to the extent similar information is presented in the Offering Memorandum), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and a report on the annual financial statements by the Issuer’s independent accountants (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum);

(2)    from and after the first fiscal quarter ending after the Issue Date, within 45 days after the end of each of the first three fiscal quarters of each fiscal year thereafter (or 75 days after the end of each of the first three fiscal quarters ending after the Issue Date for which delivery is required hereunder) (or such longer period as may be permitted by the Commission pursuant to the reporting requirements for a non-accelerated filer), unaudited quarterly consolidated financial statements of the Issuer (including a balance sheet and related statements of income and cash flows) that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Issuer had been a reporting company under the Exchange Act for the interim period as of, and for the period ending on, the end of such fiscal quarter (but only to the extent similar information is presented in the Offering Memorandum), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum), subject to normal year-end adjustments and the absence of footnotes; and
(3)    within 15 days after the time period specified for filing current reports on Form 8-K by the Commission, current reports containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act on the Issue Date pursuant to Items 1.01, 1.03, 2.01, 2.03, 2.04, 4.01, 4.02, 5.01, 5.02(a) through (c) (other than compensation information), and 5.03(b) (in each case, excluding the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01) of Form 8-K if the Issuer had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole, or if the Issuer determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole or contains any trade secrets, privileged or confidential information obtained from another Person or competitively sensitive information;
provided, however, that in addition to providing such information to the Trustee, the Issuer will be required to make available to the Holders, bona fide prospective investors in the Unsecured Notes, bona fide market makers in the Unsecured Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of investment in the Unsecured Notes) such information by (i) posting to its website (or the website of any direct or indirect parent of the Issuer or of a Subsidiary of the Issuer) or on IntraLinks or any comparable password-protected online data system, in each case, subject to the extensions provided for in clauses (1) and (2) of this Section 4.03(a), within 15 days after the time the Issuer would be required to provide such information pursuant to clause (1), (2) or (3) above, as applicable, or (ii) otherwise providing substantially comparable availability of such reports (as determined by the Issuer in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another comparable private electronic information service shall constitute substantially comparable availability). The Issuer may condition the delivery of any such reports to such holders, bona fide prospective investors in the Unsecured Notes, bona fide market makers in the Unsecured Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of investment in the Unsecured Notes) on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Unsecured Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information; and the Issuer may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this paragraph to any holders, bona fide prospective investors in the Unsecured Notes, bona fide market makers in the Unsecured Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of investment in the Unsecured Notes) that is a competitor of the Issuer and its Subsidiaries to the extent that the Issuer determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Issuer and its Subsidiaries.
(b)    Notwithstanding the foregoing, (a) the Issuer will not be required to furnish any information, financial statements, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-

Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non-GAAP financial measures contained therein, or (iii) Rule 3-01(e), Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (b) such reports will not be required to contain any segment reporting, (c) such reports shall not be required to present compensation required by Item 402 of Regulation S-K or otherwise or beneficial ownership information and (d) the information and reports referred to in Sections 4.03(a)(1), (2) and (3) shall not be required to include any exhibits required by Item 15 of Form 10-K, Item 6 of Form 10-Q or Item 9.01 of Form 8-K.
(c)    The Issuer will be deemed to have furnished such reports referred to above to the Trustee and the Holders of the Unsecured Notes if the Issuer or any direct or indirect parent of the Issuer has (i) filed such reports with the Commission via the EDGAR (or successor) filing system or if such reports are otherwise publicly available, or (ii) posted such reports on the Issuer’s (or any direct or indirect parent of the Issuer or any Subsidiary) website. The Trustee will have no responsibility to determine whether such posting has occurred.
(d)    For so long as the Issuer has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required to be provided by Section 4.03(a) will include a reasonably detailed summary presentation (which need not be audited or reviewed by the auditors), either on the face of the financial statements, in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.
(e)    In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Unsecured Notes are outstanding, it will furnish to Holders of the Unsecured Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).
(f)    In addition, notwithstanding the foregoing, the financial statements, information and other information and documents required to be provided as described in this Section 4.03 may be, rather than those of the Issuer, those of (a) any predecessor or successor of the Issuer or any entity meeting the requirements of clause (b) or (c) of this clause (f), (b) any Wholly Owned Subsidiary of the Issuer that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Issuer and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”) or (c) any direct or indirect parent of the Issuer; provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary of the Issuer or such direct or indirect parent of the Issuer, the same is accompanied by consolidating information, which may be posted to the website of the Issuer (or any direct or indirect parent of the Issuer or any Subsidiary) or on a non-public, password-protected website maintained by the Issuer or a third party, that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary or such parent entity (as the case may be), on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by the Issuer’s independent accountants.
(g)    So long as Unsecured Notes are outstanding, the Issuer will also:
(a)    within 15 Business Days after furnishing to the Trustee the annual and quarterly reports required by Sections 4.03(a)(1) and (2), use commercially reasonable efforts to hold a conference call, at a time selected by the Issuer, to discuss such reports and the results of operations for the relevant reporting period (it being understood that any such call may be combined with any similar call held for any of the Issuer’s other lenders or security holders); and
(b)    post to its website or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgment, prior to the date of the conference call required to be held in accordance with Section 4.03(g)(a), announcing the time and date of such conference call and either including all information necessary to access the call or informing holders, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.
Any Person who requests or accesses such financial information required by this Section 4.03(g) will be required to represent to the Issuer (to the reasonable good faith satisfaction of the Issuer) that:
(1)    it is a Holder, a Beneficial Owner of the Unsecured Notes, a bona fide prospective investor in the Unsecured Notes or a bona fide market maker in the Unsecured Notes affiliated with any Initial Purchaser or a bona fide securities analyst providing an analysis of investment in the Unsecured Notes;
(2)    it will not use the information in violation of applicable securities laws or regulations;
(3)    it will keep such information confidential and will not communicate the information to any Person and not use such information in any manner intended to compete with the business of the Issuer and its Subsidiaries; and
(4)    it is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Permitted Business or (ii) derives a significant portion of its revenue from operating a Permitted Business.
Notwithstanding anything herein to the contrary, failure by the Issuer to comply with any of its obligations hereunder for purposes of Section 6.01(3) will not constitute an Event of Default thereunder until 120 days after the receipt of the written notice delivered thereunder. To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.
The delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein as to which the Trustee shall be entitled to rely conclusively on Officer’s Certificates.
Section 4.04    Compliance Certificate.
(a)    The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year (beginning with the first full fiscal year after the Issue Date, which may be delivered within 150 days after the end of such fiscal year), an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knew of any Default or Event of Default that occurred during such period (and, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer or Guarantors are taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on the Unsecured Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer or any Guarantor are taking or propose to take with respect thereto.
(b)    So long as any of the Unsecured Notes are outstanding, the Issuer will deliver to the Trustee, within 30 days of any Officer of the Issuer becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived during such 30-day period), an Officer’s Certificate specifying such Default or Event of Default, its status and what action the Issuer or the Guarantors are taking or propose to take with respect thereto.

Section 4.05    Taxes.
The Issuer will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or except where the failure to effect such payment would not have a material and adverse effect on the business of the Issuer and its Restricted Subsidiaries, taken as a whole.
Section 4.06    Stay, Extension and Usury Laws.
The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Unsecured Indenture; the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07    Restricted Payments.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or any of its Restricted Subsidiaries);
(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;
(3)    make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Guarantor in an outstanding aggregate principal amount greater than the greater of (x) $55.0 million and (y) 10.0% of Consolidated EBITDA that is contractually subordinated in right of payment to the Unsecured Notes or to any Unsecured Note Guarantee, except any such payment on Indebtedness permitted under Section 4.09(b)(6) or (7) and a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or
(4)    make any Restricted Investment
(all such payments and other actions set forth in clauses (1) through (4) of this Section 4.07(a) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(x)    solely in the case of clause (z)(B) below, no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(y)    at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment has been made at the beginning of the applicable four-quarter period, the Consolidated Total Debt Ratio for the Issuer and its Restricted Subsidiaries would have been less than or equal to 5.30 to 1.00; and

(z)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer or its Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by Section 4.07(b)(3) hereof and excluding Restricted Payments permitted by all other clauses of Section 4.07(b) hereof), is less than the sum, without duplication, of:
(A)    the greater of $125.0 million and 25.0% of Consolidated EBITDA; plus
(B)    an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from July 1, 2021 to the end of the most recently ended fiscal quarter for which internal financial statements of the Issuer are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 0% of such deficit); plus
(C)    100% of the aggregate net proceeds, including cash and Fair Market Value of property other than cash (as determined in accordance with Section 4.07(c) hereof), received by the Issuer after the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Issuer or any direct or indirect parent of the Issuer (excluding, without duplication, Designated Preferred Stock, the Cash Contribution Amount and Excluded Contributions), or from the issue or sale of Disqualified Stock of the Issuer or debt securities of the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Issuer (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer); plus
(D)    100% of the aggregate amount of cash and the Fair Market Value of property other than cash (as determined in accordance with Section 4.07(c) hereof) received by the Issuer or any of its Restricted Subsidiaries from (A) the sale or disposition (other than to the Issuer or any of its Restricted Subsidiaries) of Restricted Investments made after the Issue Date and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments made after the Issue Date; (B) the sale (other than to the Issuer and its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary; (C) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Issuer for such period; (D) any Restricted Investment that was made after the Issue Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of the Issuer; and (E) any returns, profits, distributions and similar amounts received on account of any Permitted Investment made after the Issue Date subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of such Investment) and without duplication of any returns, profits, distributions or similar amounts included in the calculation of such basket; plus
(E)    in the event that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, the Issuer or any of its Restricted Subsidiaries, in each case after the Issue Date, an amount (which may not be less than zero) equal to 100% of the Fair Market Value of the Issuer’s Restricted Investment in such Subsidiary (as determined in accordance with Section 4.07(c) hereof) as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment); plus
(F)    the aggregate amount of Retained Declined Proceeds since the Issue Date;

(b)    The provisions of Section 4.07(a) hereof will not prohibit:
(1)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the Holders of its Equity Interests so long as the Issuer or any of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution;
(2)    the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4.07(a)(z)(C) hereof;
(3)    the payment of any dividend or the consummation of any redemption within 90 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Unsecured Indenture;
(4)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated in right of payment to the Unsecured Notes or to any Unsecured Note Guarantee with the net cash proceeds of Refinancing Indebtedness;
(5)    the repurchase, retirement or other acquisition (or the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent of the Issuer, to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer held by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary of the Issuer (or any such Person’s estates, heirs, family members, spouses or former spouses or permitted transferees) (including for all purposes of this clause (5), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor (or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement); provided that the aggregate amounts paid under this clause (5) do not exceed (i) the greater of (x) $35.0 million and (y) 6.25% of Consolidated EBITDA in any calendar year or (ii) subsequent to the consummation of any public Equity Offering of common stock or other comparable equity interests of the Issuer or any direct or indirect parent of the Issuer, the greater of (x) $55.0 million and (y) 10.0% of Consolidated EBITDA (in each case, with unused amounts in any calendar year being permitted to be carried over for succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:
(a)    the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer), to any employee, officer, director, manager, consultant or independent contractor of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments pursuant to Section 4.07(a)(z) hereof; plus
(b)    the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer), and its Restricted Subsidiaries after the Issue Date; plus

(c)    the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer that are foregone in return for the receipt of Equity Interests; less
(d)    the amount of cash proceeds described in clause (a), (b) or (c) of this Section 4.07(b)(5) previously used to make Restricted Payments pursuant to this Section 4.07(b)(5);
provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a), (b) and (c) of this Section 4.07(b)(5) in any calendar year;
(6)    the repurchase of Equity Interests (or the declaration and payment of any dividends to, or the making of loans or advances to, any direct or indirect parent of the Issuer to finance such repurchase) (i) deemed to occur upon the exercise of stock options, warrants or other similar stock-based awards to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards or (ii) in connection with a gross-up for tax withholding related to such Equity Interests;
(7)    the declaration and payment of dividends to holders of a class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or any preferred stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with Section 4.09 hereof;
(8)    payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Issuer to finance such payment, purchase, redemption or acquisition), including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock or (iii) stock dividends, splits or combinations or business combinations;
(9)    Permitted Payments to Parent;
(10)    purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees;
(11)    the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer to fund the payment of dividends on its common stock) in an aggregate amount not to exceed in any fiscal year the sum of (x) 6.0% of the net proceeds received by the Issuer (or by any direct or indirect parent of the Issuer and contributed to the Issuer) from any Equity Offerings after the Issue Date of the Issuer or any direct or indirect parent of the Issuer and (y) 7.0% of the Market Capitalization;
(12)    Restricted Payments that are made with Excluded Contributions;
(13)    the payment of dividends, other distributions and other amounts by the Issuer to, or the making of loans to, any direct or indirect parent of the Issuer, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any of its Restricted Subsidiaries incurred in accordance with Section 4.09 hereof; provided that in no event shall the contribution of the proceeds of such Indebtedness to the Issuer or any of its Restricted Subsidiaries be applied to increase the capacity under Section 4.07(a);

(14)    the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is contractually subordinated in right of payment to the Unsecured Notes, Disqualified Stock or preferred stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described in Section 4.10 and Section 4.14 hereof; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Unsecured Indenture) has, to the extent required by this Unsecured Indenture, made a Change of Control Offer, Alternate Offer or Asset Sale Offer, as the case may be, with respect to the Unsecured Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Unsecured Notes validly tendered and not withdrawn in connection with such Change of Control Offer, Alternate Offer or Asset Sale Offer, as the case may be;
(15)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or any of its Restricted Subsidiaries by, Unrestricted Subsidiaries;
(16)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 4.07(b)(16) not to exceed the greater of (x) $250.0 million and (y) 50.0% of Consolidated EBITDA;
(17)    any Restricted Payment made in connection with the Transactions described or contemplated by the Offering Memorandum and the fees and expenses related thereto or made to fund amounts owed to Affiliates (including the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent company of the Issuer to fund such payment), in each case to the extent permitted by Section 4.11 hereof;
(18)    the repayment of intercompany debt between or among the Issuer and any of its Restricted Subsidiaries;
(19)    payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a sale, consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole that complies with the terms of this Unsecured Indenture, including Section 5.01 hereof;
(20)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer, issued after the Issue Date; provided, however, that (a) the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, would have been at least 2.00 to 1.00 and (b) the aggregate amount of dividends declared and paid pursuant to this Section 4.07(b)(20) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;
(21)    any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment, the Issuer’s Consolidated Total Debt Ratio would be no greater than 4.30 to 1.00 on a Pro Forma Basis;
(22)    purchases of minority interests in Restricted Subsidiaries that are not Wholly Owned Subsidiaries by the Issuer and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of permitted Investments in minority interests in Restricted Subsidiaries that are not Wholly Owned Subsidiaries by the Issuer, shall not exceed the greater of $27.5 million and 5.0% of Consolidated EBITDA; and

(23)    any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (12), (16) and (21) of this Section 4.07(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)    Other than as set forth under Section 1.04 hereof, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (23) of Section 4.07(b) hereof or clauses (1) through (31) of the definition of “Permitted Investment” or is entitled to be incurred pursuant to Section 4.07(a) hereof, the Issuer will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or date of determination or later reclassify such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.07 or the definition of “Permitted Investment” and/or one or more of the exceptions contained in the definition of “Permitted Investment” as of the date of such reclassification. If the Issuer or any of its Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of such Restricted Payment, in the good faith determination of the Issuer, would be permitted under the requirements of this Unsecured Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Unsecured Indenture notwithstanding any subsequent adjustment made in good faith to the Issuer’s financial statements affecting Consolidated Net Income.
Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:
(1)    pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;
(2)    make loans or advances to the Issuer or any of its Restricted Subsidiaries; or
(3)    sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.
(b)    The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
(1)    contractual encumbrances or restrictions of the Issuer or any of its Restricted Subsidiaries (i) in effect on the Issue Date or (ii) pursuant to the New Credit Agreements and other documents relating to the New Credit Agreements, related swap contracts and Indebtedness permitted pursuant to Section 4.09(b)(2);
(2)    this Unsecured Indenture, the Unsecured Notes, the Unsecured Note Guarantees (and any Additional Unsecured Notes and related guarantees) and the Secured Indenture, the Secured Notes and the Secured Note Guarantees (and any Additional Secured Notes (as defined in the Secured Indenture) and related guarantees) and any other documents relating to this Unsecured Indenture or the Secured Indenture;
(3)    agreements governing other Indebtedness, Disqualified Stock or preferred stock permitted to be incurred under the provisions of Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;

provided that the restrictions therein either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the Issue Date, or (ii) are not materially more disadvantageous to Holders of the Unsecured Notes than is customary in comparable financings (as determined by the Issuer in good faith, which determination shall be conclusive) and in the case of subclause (ii) either (x) the Issuer determines (in good faith) that such encumbrance or restriction will not affect the Issuer’s ability to make principal or interest payments on the Unsecured Notes or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;
(4)    applicable law, rule, regulation, order, approval, license, permit or similar restriction;
(5)    any instrument of a Person acquired by, or merged, amalgamated or consolidated with or into, the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition or at the time it merges with or into the Issuer or any Restricted Subsidiary (except to the extent such instrument was entered into in connection with or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Unsecured Indenture to be incurred;
(6)    customary non-assignment or sub-letting provisions in contracts, leases, sub-leases, licenses and sub-licenses entered into in the ordinary course of business;
(7)    purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;
(8)    contracts for the sale or other disposition of Capital Stock or assets, including any agreement for the sale or other disposition of a Restricted Subsidiary of all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of this Unsecured Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;
(9)    Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(10)    Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Liens permitted to be incurred pursuant to the provisions of Section 4.12 hereof;
(11)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, shareholder agreements, limited liability company organizational documents and other similar agreements (including agreements entered into in connection with a Permitted Investment or pursuant to Section 4.07 hereof), which limitation is applicable only to the assets that are the subject of such agreements;
(12)    restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(13)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(14)    Restricted Payments that do not violate the provisions of Section 4.07 hereof and any Permitted Investment;

(15)    any encumbrance or restriction of a Securitization Entity effected in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity;
(16)    other Indebtedness, Disqualified Stock or preferred stock of Non-Guarantor Subsidiaries that is incurred or issued subsequent to the Issue Date pursuant to Section 4.09 hereof;
(17)    any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary of the Issuer; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary of the Issuer and any such encumbrance or restriction does not extend to any assets or property of the Issuer of any Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;
(18)    provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary of the Issuer in connection with a Sale/Leaseback Transaction;
(19)    encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary of the Issuer or the ability of the Issuer or such Restricted Subsidiary to realize such value, or to make any distributions relating to such property or assets in each case in any material respect; and
(20)    any encumbrances or restrictions of the type referred to in Sections 4.08(a)(1), (2) and (3) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (19) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 4.08, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or any of its Restricted Subsidiaries to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Section 4.09    Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit (a) any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or (b) any Non-Guarantor Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer and any Restricted Subsidiary of the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Non-Guarantor Subsidiary of the Issuer may issue shares of preferred stock, if (1) the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued or the date of determination, as the case may be, would have been at least (x)

2.00 to 1.00 or (y) at the election of the Issuer if such Indebtedness, Disqualified Stock or preferred stock is incurred in connection with a Permitted Investment, the Fixed Charge Coverage Ratio in effect immediately prior to the consummation of such transaction, or (2) the Consolidated Total Debt Ratio for the Issuer and its Restricted Subsidiaries, calculated as of the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued or the date of determination, as the case may be, would have been less than or equal to 5.30 to 1.00 (such Indebtedness, Disqualified Stock or preferred stock incurred or issued pursuant to subclauses (1) or (2), “Ratio Debt”); provided that the aggregate principal amount of Indebtedness that may be incurred as Ratio Debt by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA at any one time outstanding.
(b)    The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):
(1)    the incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance by its Non-Guarantor Subsidiaries of preferred stock under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount or liquidation preference, if applicable, not to exceed at any one time outstanding:
(a)    $1,700.0 million;
(b)    the Cash Capped Grower Amount;
(c)    the greater of (i) (x) $200.0 million plus (y) the Additional Cash Capped Grower Amount and (ii) the Borrowing Base as of the date of such incurrence or issuance; and
(d)    the Ratio Incremental Amount;
plus, in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, any Additional Refinancing Amount; provided that solely for purposes of calculating the Consolidated Senior Secured Debt Ratio under this clause (1), (A) any Indebtedness, Disqualified Stock and preferred stock incurred under this clause (1) shall, in each case, be deemed to be secured by a Lien on assets of the Issuer and its Restricted Subsidiaries irrespective of whether such Indebtedness, Disqualified Stock or preferred stock actually constitutes secured Indebtedness, (B) any Disqualified Stock and preferred stock issued under this clause (1) shall be included in the calculation of Consolidated Total Indebtedness, (C) any calculation under subclause (d) will give pro forma effect to the incurrence of Indebtedness or issuance of Disqualified Stock or preferred stock on such date under subclause (a) (other than any Basket Reduction Amount Indebtedness) but not to any other incurrence of Indebtedness or issuance of Disqualified Stock or preferred stock on such date in reliance on any non-ratio-based or non-ratio-referent clause or provision set forth in this Unsecured Indenture, including under this clause (1), and (D) any Indebtedness incurred under this clause (1) (other than Basket Reduction Amount Indebtedness) shall be required to first be incurred against availability under subclause (a) of this clause (1) prior to being incurred against availability under any other subclause of this clause (1);
(2)    Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date immediately after giving effect to the Transactions (excluding Indebtedness described in clauses (1) and (3) of this Section 4.09(b));
(3)    the incurrence by the Issuer and its Restricted Subsidiaries (including any future Guarantors) of Indebtedness represented by the Unsecured Notes issued on the Issue Date and the related Unsecured Note Guarantees and the Secured Notes to be issued on the Issue Date and the related Guarantees thereof;

(4)    Indebtedness, Disqualified Stock or preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation, repair, replacement or improvement of property, plant or equipment used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount or liquidation preference, including all Indebtedness incurred or Disqualified Stock or preferred stock issued, to Refinance (as defined below) any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $250.0 million and (y) 45.0% of Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or preferred stock permitted under this clause (4) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (4) shall cease to be deemed incurred or outstanding pursuant to this clause (4) but shall be deemed incurred and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt);
(5)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or preferred stock of the Issuer or any of its Restricted Subsidiaries that serves to refund, refinance, replace, redeem, repurchase, retire, discharge or defease (collectively, “Refinance”), and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness incurred or Disqualified Stock or preferred stock issued as Ratio Debt or permitted under clauses (2), (3), this clause (5), (13), (17) or (34) of this Section 4.09(b) or subclause (y) of each of clauses (4), (12)(a), (12)(b), (21), (24), (28), (33) or (34) of this Section 4.09(b) (provided that any amounts incurred under this Section 4.09(b)(5) as Refinancing Indebtedness of subclause (y) of Section 4.09(b)(4), (12)(a), (12)(b), (21), (24), (28), (33) or (34) shall reduce the amount available under such clauses so long as such Refinancing Indebtedness remains outstanding) or any Indebtedness incurred or Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock, plus any Additional Refinancing Amounts (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(a)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded, refinanced, replaced, redeemed, repurchased or retired;
(b)    has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being Refinanced;
(c)    to the extent that such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness is Disqualified Stock or preferred stock, respectively; and
(d)    shall not include (x) Indebtedness, Disqualified Stock or preferred stock of a Non-Guarantor Subsidiary that Refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;
provided that subclauses (a) and (b) of this Section 4.09(b)(5) shall not apply to Refinancing Indebtedness incurred to Refinance any Secured Indebtedness.

(6)    the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:
(A)    if the Issuer or any Guarantor is the obligor on such Indebtedness (other than cash management pooling obligations and arrangements) and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Unsecured Notes, in the case of the Issuer, or the Unsecured Note Guarantee, in the case of a Guarantor; and
(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or any of its Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or any of its Restricted Subsidiaries will be deemed, in each case, to constitute an issuance of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(6);
(7)    the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any other Restricted Subsidiary of the Issuer of shares of preferred stock; provided, however, that:
(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or any of its Restricted Subsidiaries; and
(B)    any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or any of its Restricted Subsidiaries, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(7);
(8)    the incurrence by the Issuer or any of the Issuer’s Restricted Subsidiaries of Hedging Obligations or Treasury Management Arrangements in the ordinary course of business and not for speculative purposes;
(9)    (a) the guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness and cash management pooling obligations and arrangements of the Issuer or any of its Restricted Subsidiaries, in each case of this Section 4.09(b)(9)(a), to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Unsecured Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed, (b) the guarantee by any Foreign Subsidiary of Indebtedness and cash management pooling obligations and arrangements of any other Foreign Subsidiary, in each case of this Section 4.09(b)(9)(b), to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09, and (c) guarantees made by Restricted Subsidiaries of the Issuer acquired pursuant to a Permitted Investment of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 4.09, or any Refinancing thereof pursuant to this Section 4.09; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 4.09 at the time of the consummation of the Permitted Investment to which such Indebtedness relates;
(10)    the incurrence by the Issuer or any of the Issuer’s Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, contracts (including trade contracts and government contracts), tenders, financial assurances, bankers’ acceptances, guarantees, performance, bid, surety, statutory, stay, appeal, judgment, replevin, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);
(11)    the incurrence by the Issuer or any of the Issuer’s Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;
(12)    (a) the incurrence by Non-Guarantor Subsidiaries of Indebtedness or the issuance by Non-Guarantor Subsidiaries of Disqualified Stock or preferred stock in an aggregate principal amount or liquidation preference, as applicable, pursuant to this Section 4.09(b)(12)(a), including all Indebtedness of Non-Guarantor Subsidiaries incurred or Disqualified Stock or preferred stock of Non-Guarantor Subsidiaries issued to Refinance any Indebtedness incurred pursuant to this Section 4.09(b)(12)(a), not to exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA, plus in the case of any Refinancing of any Indebtedness, Disqualified Stock or preferred stock permitted under this Section 4.09(b)(12)(a) or any portion thereof, the aggregate amount of fees, original issue discount, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith, at any one time outstanding and (b) the incurrence by Non-Guarantor Subsidiaries of Indebtedness arising from secured local lines of credit in an aggregate principal amount pursuant to this Section 4.09(b)(12)(b), including all Indebtedness of Non-Guarantor Subsidiaries incurred to Refinance any Indebtedness incurred pursuant to this Section 4.09(b)(12)(b), not to exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA, plus, in the case of any Refinancing of any Indebtedness permitted under this Section 4.09(b)(12)(b) or any portion thereof, the aggregate amount of fees, original issue discount, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith, at any one time outstanding (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(12) shall cease to be deemed incurred, issued or outstanding pursuant to this Section 4.09(b)(12) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which such Non-Guarantor Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt (to the extent such Non-Guarantor Subsidiary is able to incur any Liens related thereto as Permitted Liens after such reclassification));
(13)    (a) Indebtedness, Disqualified Stock or preferred stock (i) of the Issuer or any of its Restricted Subsidiaries incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person (including any merger, consolidation or amalgamation of such Person with the Issuer or any of its Restricted Subsidiaries) and (ii) of any Person that is acquired by the Issuer or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Issuer or any of its Restricted Subsidiaries in accordance with the terms of this Unsecured Indenture and (b) Indebtedness, Disqualified Stock or preferred stock incurred or assumed in anticipation of an acquisition of any assets, business or Person; provided, however, that in each case of clauses (a) and (b), after giving effect to such acquisition, merger, consolidation or amalgamation and the incurrence of such Indebtedness the Issuer would be permitted to incur at least $1.00 of additional Indebtedness as Ratio Debt;
(14)    the incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness arising from agreements providing for contingent or deferred payments (including, without limitation, indemnification, payments, adjustments of purchase or acquisition price, earn outs, noncompetes, consulting payments and similar obligations) incurred in connection with the Transactions, the acquisition or disposition of any business, assets or Restricted Subsidiary of the Issuer or any other Investment (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary or making such other Investment for the purpose of financing such transaction);

(15)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit (including customary Treasury Management Arrangements) in the ordinary course of business;
(16)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;
(17)    Contribution Indebtedness; provided that any Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer incurred pursuant to this Section 4.09(b)(17) shall cease to be deemed incurred or outstanding for purposes of this Section 4.09(b)(17) but shall be deemed incurred as Ratio Debt from and after the first date on which the Issuer or any Restricted Subsidiary of the Issuer could have incurred such Indebtedness as Ratio Debt without reliance on this Section 4.09(b)(17);
(18)    Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or preferred stock of any Non-Guarantor Subsidiary, the proceeds of which are applied to defease or discharge the Unsecured Notes in accordance with Article 8 or 11 hereof;
(19)    take-or-pay obligations contained in supply arrangements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;
(20)    Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;
(21)    the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Issuer or any of its Restricted Subsidiaries of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred or Disqualified Stock or preferred stock issued to Refinance any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (21), not to exceed the greater of (x) $192.5 million and (y) 35.0% of Consolidated EBITDA, at any one time outstanding, plus in the case of any Refinancing of any Indebtedness permitted under this clause (21) or any portion thereof, Additional Refinancing Amounts; provided that any Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer incurred and any Disqualified Stock or preferred stock issued pursuant to this clause (21) shall cease to be deemed incurred or outstanding for purposes of this clause (21) but shall be deemed incurred or issued, as applicable, as Ratio Debt from and after the first date on which the Issuer or any Restricted Subsidiary of the Issuer could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt without reliance on this clause (21);
(22)    Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;
(23)    Indebtedness, Disqualified Stock or preferred stock incurred by the Issuer or any Restricted Subsidiary to future, current or former employees, officers, directors, managers, consultants and independent contractors thereof or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses or former spouses or permitted transferees, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent permitted under Section 4.07 hereof;
(24)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness incurred or Disqualified Stock or preferred stock issued in connection with, or representing Guarantees of Indebtedness incurred or Disqualified Stock or preferred stock issued in connection with, joint ventures; provided that the aggregate principal amount of Indebtedness incurred or guaranteed or Disqualified Stock or preferred stock issued or guaranteed pursuant to this Section 4.09(b)(24), including all Indebtedness incurred or Disqualified Stock or preferred stock issued to Refinance any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(24), does not exceed the greater of (x) $140.0 million and (y) 25.0% of Consolidated EBITDA at any one time outstanding; plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or preferred stock permitted under this Section 4.09(b)(24) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(24) shall cease to be deemed incurred, issued or outstanding pursuant to this Section 4.09(b)(24) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or its Restricted Subsidiary, as the case may be, could have incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or preferred stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to incur any Liens related thereto as Permitted Liens after such reclassification));
(25)    Indebtedness, Disqualified Stock or preferred stock consisting of obligations of the Issuer or any Restricted Subsidiary under deferred purchase price adjustments, deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment;
(26)    (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries as a result of leases entered into by the Issuer or such Restricted Subsidiary or any direct or indirect parent of the Issuer in the ordinary course of business;
(27)    (i) Indebtedness incurred by a Securitization Entity in a Qualified Securitization Transaction that is not recourse to the Issuer or any Restricted Subsidiary other than a Securitization Entity (except for Standard Securitization Undertakings) and (ii) to the extent constituting Indebtedness, obligations incurred in connection with the disposition by the Issuer and/or any Restricted Subsidiary of any account receivable in connection with factoring or other similar arrangements;
(28)    Indebtedness, Disqualified Stock or preferred stock of the Issuer or any of its Restricted Subsidiaries incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $220.0 million and (y) 40.0% of Consolidated EBITDA, at any one time outstanding (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this Section 4.09(b)(28) shall cease to be deemed incurred, issued or outstanding pursuant to this Section 4.09(b)(28) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or its Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to incur any Liens related thereto as Permitted Liens after such reclassification));
(29)    Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(30)    to the extent constituting Indebtedness, any Indebtedness in respect of payments to minority shareholders pursuant to appraisal or dissenters’ rights with respect to shares in the Issuer or any acquired entity or business held by such shareholders immediately prior to the Acquisition or any other acquisition, as applicable;

(31)    guarantees of Indebtedness of directors, officers and employees of the Issuer or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;
(32)    (i) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former officers, employees and directors of the Issuer or its Restricted Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness representing deferred compensation or stock-based compensation to current and former officers, employees and directors of the Issuer and the Restricted Subsidiaries;
(33)    Indebtedness arising out of Sale/Leaseback Transactions that are not prohibited by this Unsecured Indenture not to exceed the greater of (x) $275.0 million and (y) 50.0% of Consolidated EBITDA, plus, in the case of any Refinancing of any Indebtedness permitted under this clause (33) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness incurred pursuant to this clause (33) shall, at the option of the Issuer, cease to be deemed incurred or outstanding pursuant to this clause (33) but shall be deemed incurred and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness as Ratio Debt);
(34)    Indebtedness of the Issuer or any Guarantor in the form of ESG (environmental, social and corporate governance) bonds, “green” bonds or any similarly earmarked Indebtedness in an aggregate principal amount, including all Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (34), not to exceed the greater of (x) $110.0 million and (y) 20.0% of Consolidated EBITDA, at any time outstanding, plus, in the case of any Refinancing of any Indebtedness permitted under this clause (34) or any portion thereof, Additional Refinancing Amounts (it being understood that any Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to this clause (34) shall cease to be deemed incurred, issued or outstanding pursuant to this clause (34) but shall be deemed incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or its Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock as Ratio Debt); and
(35)    all premiums (if any), interest (including post-petition interest and interest paid-in-kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (34) above.
(c)    The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Unsecured Notes and the applicable Unsecured Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.
(d)    For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness or any Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (35) above, or is entitled to be incurred or issued as Ratio Debt, the Issuer will be permitted to classify, divide or reclassify such item of Indebtedness or Disqualified Stock or preferred stock on the date of determination or its incurrence or issuance, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock or preferred stock, in any manner that complies with this Section 4.09; provided that Indebtedness, Disqualified Stock or preferred stock under any New Cash Flow Credit Agreement outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1)(a) of the definition of “Permitted Debt” and may not be reclassified. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09 or Section 4.12 hereof; provided, in each such case, that the amount thereof shall be included in Fixed Charges of the Issuer as accrued.  For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock, the U.S. dollar-equivalent principal amount of Indebtedness or the liquidation preference of Disqualified Stock or preferred stock denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving or delayed draw Indebtedness, or first issued, in the case of Disqualified Stock or preferred stock, or, in each case, at the option of the borrower or issuer of such Indebtedness, Disqualified Stock or preferred stock, the date on which the rate of interest and other pricing terms of such Indebtedness, Disqualified Stock or preferred stock are determined or the date of determination; provided that if such Indebtedness, Disqualified Stock or preferred stock is Indebtedness incurred or Disqualified Stock or preferred stock issued to Refinance other Indebtedness, Disqualified Stock or preferred stock denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred or Disqualified Stock or preferred stock being issued), and such Refinancing would cause the applicable clauses of the definition of “Permitted Debt” (or categories of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated EBITDA to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such clauses of the definition of “Permitted Debt” (or categories of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated EBITDA shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness or liquidation preference of such Disqualified Stock or preferred stock does not exceed (i) the outstanding or, in the case of revolving Indebtedness, committed, principal amount of such Indebtedness or the liquidation preference of such Disqualified Stock or preferred stock being Refinanced plus (ii) the aggregate amount of Additional Refinancing Amounts incurred or payable in connection with such Refinancing.  Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness, Disqualified Stock or preferred stock that the Issuer or any Restricted Subsidiary of the Issuer may incur or issue pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
(e)    For purposes of calculating any ratio-based basket, with respect to any revolving Indebtedness, delayed draw facility or other committed debt financing incurred under such ratio-based basket, the Issuer may elect (which election may not be changed with respect to such Indebtedness), at any time, to either (x) give pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with any ratio-based component of any provision of this Unsecured Indenture, or (y) give pro forma effect to the incurrence of the actual amount drawn under such revolving Indebtedness, delayed draw facility or other committed debt financing, in which case, the ability to incur the amounts committed to under such Indebtedness will be subject to such ratio-based basket (to the extent being incurred pursuant to such ratio) at the time of each such incurrence. For purposes of determining compliance with, and the outstanding principal amount or liquidation preference, as applicable, of any particular Indebtedness incurred or Disqualified Stock or preferred stock issued pursuant to and in compliance with, this Section 4.09, if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any clause of the definition of “Permitted Debt” measured by reference to a percentage of Consolidated EBITDA, at the Issuer’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness (such committed amount, a “Grower Tested Committed Amount”) may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such incurrence would cause such percentage of Consolidated EBITDA to be exceeded and such Grower Tested Committed Amount shall be deemed outstanding pursuant to such basket so long as such commitments are in effect. If any Indebtedness is incurred or any Disqualified Stock or preferred stock is issued to Refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially incurred (or established) or Disqualified Stock or preferred stock issued (or to Refinance Indebtedness incurred (or commitments established) or Disqualified Stock or preferred stock issued) to Refinance Indebtedness initially incurred (or commitments initially established) or Disqualified Stock or preferred stock initially issued in reliance on any clause or clauses of the definition of “Permitted Debt” measured by reference to a percentage of Consolidated EBITDA or a ratio-based basket at the time of incurrence or issuance, and such Refinancing would cause such percentage of Consolidated EBITDA to be exceeded or ratio to be unmet if calculated on the date of such Refinancing, such percentage of Consolidated EBITDA or ratio shall not be deemed to be exceeded or unmet (and such Indebtedness, Disqualified Stock or preferred stock shall be deemed permitted) so long as the principal amount or the liquidation preference of such Indebtedness, Disqualified Stock or preferred stock does not exceed an amount equal to the principal amount or liquidation preference of such Indebtedness, Disqualified Stock or preferred stock being Refinanced, plus Additional Refinancing Amounts in connection with such Refinancing.
(f)    Notwithstanding anything in this Unsecured Indenture to the contrary, unless the Issuer elects otherwise, if, on any date, the Issuer or any of its Restricted Subsidiaries in connection with any transaction or series of related transactions (A) incurs Indebtedness or issues Disqualified Stock or preferred stock as permitted by a ratio-based or ratio-referent clause or provision and (B) incurs Indebtedness or issues Disqualified Stock or preferred stock under a non-ratio-based or non-ratio-referent clause or provision (other than, with respect to the Ratio Incremental Amount, any Indebtedness incurred pursuant to clause (1)(a) of the definition of “Permitted Debt” (other than amounts that were previously borrowed under clause (1)(a) that have been voluntarily prepaid, repaid or repurchased)), then the applicable ratio will be calculated on such date with respect to any incurrence under the applicable ratio-based or ratio referent clause or provision without giving effect to the incurrence under such non-ratio-based or non-ratio-referent clause or provision made in connection with such transaction or series of related transactions.
(g)    If Indebtedness originally incurred or Disqualified Stock or preferred stock originally issued in reliance upon a percentage of Consolidated EBITDA or the Ratio Incremental Amount under clause (1) of Section 4.09(b) hereof is being Refinanced under such clause (1) and such Refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or preferred stock thereunder to be exceeded at such time, then such Refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or preferred stock will be deemed to have been incurred, and permitted to be incurred, under such clause (1) so long as the principal amount or the liquidation preference of such Refinancing Indebtedness, Disqualified Stock or preferred stock does not exceed an amount equal to the principal amount or liquidation preference of Indebtedness, Disqualified Stock or preferred stock being Refinanced plus Additional Refinancing Amounts in connection with such Refinancing.
The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)    the Fair Market Value of such assets at the date of determination; and
(B)    the amount of the Indebtedness of the other Person.
Section 4.10    Asset Sales.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)    the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2)    except in the case of a Permitted Asset Swap or in the case of any single transaction that involves assets having a fair market value of more than the greater of $55.0 million and 10.0% of Consolidated EBITDA, at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
(A)    any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet (or in the footnotes thereto) for which internal financial statements are available) of the Issuer or such Restricted Subsidiary (or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or such Restricted Subsidiary’s balance sheet (or in the footnotes thereto) (other than liabilities that are by their terms subordinated to the Unsecured Notes or any Unsecured Note Guarantee)) that are assumed by the transferee with respect to the applicable disposition and for which the Issuer and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;
(B)    any securities, notes, other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are convertible by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 180 days following the closing of the applicable Asset Sale;
(C)    any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.10(a)(2)(C) that is at that time outstanding, not to exceed the greater of (x) $165.0 million and (y) 30.0% of Consolidated EBITDA;
(D)    consideration consisting of Indebtedness of the Issuer or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee; and
(E)    accounts receivable of a business retained by the Issuer or such Restricted Subsidiary, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable.
(b)    Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:
(1)    (i) to repay Secured Indebtedness of the Issuer or any Guarantor (including the Obligations under the New ABL Credit Agreement, the New Cash Flow Credit Agreement and the Secured Notes) and, if the Secured Indebtedness being repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (ii) to repay any Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor (other than Indebtedness owed to the Issuer or another Restricted Subsidiary);
(2)    to repay (i) (x) the Unsecured Notes, or (y) unsecured Indebtedness or other unsecured Obligations of the Issuer, in each case, that rank pari passu with the Unsecured Notes or (ii) unsecured Indebtedness and other unsecured Obligations of a Guarantor that rank pari passu with such Guarantor’s Unsecured Note Guarantee (other than Indebtedness owed to the Issuer or any of its Restricted Subsidiaries); provided that if the Issuer (or the applicable Restricted Subsidiary) shall so reduce Indebtedness other than the Unsecured Notes, the Issuer shall equally and ratably redeem or repurchase the Unsecured Notes pursuant to Section 3.07 hereof, through open-market purchases or in privately negotiated transactions at market prices (which may be below par), or by making an offer (in accordance with the procedures in Section 4.10(c)) to all Holders to purchase the Unsecured Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Unsecured Notes repurchased, to (but not including) the date of repayment;

(3)    to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer or additional Capital Stock of an existing non-Wholly Owned Restricted Subsidiary;
(4)    to make a capital expenditure;
(5)    to make an investment in any one or more businesses or property, plant or equipment or acquire property, plant or equipment, in each case that are used or useful in a Permitted Business; provided that such investment is made in accordance with the provisions of this Unsecured Indenture; or
(6)    any combination of the foregoing.
The Issuer (or the applicable Restricted Subsidiary, as the case may be) will be deemed to have complied with the provisions set forth in clause (3), (4), (5) or (6) of this Section 4.10(b) if, (i) within 450 days after the Asset Sale that generated the Net Proceeds, the Issuer (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to make an investment or payment in compliance with the provisions described in the immediately preceding paragraph, and that investment or payment is thereafter completed within 180 days after the end of such 450-day period or (ii) in the event such binding agreement described in the preceding clause (i) is cancelled or terminated for any reason before such Net Proceeds are applied, the Issuer (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided that if any second binding commitment is later canceled or terminated for any reason before such Net Proceeds are applied within 180 days of such second binding commitment, then such Net Proceeds shall constitute Excess Proceeds.
Notwithstanding the foregoing, to the extent a distribution of any or all of the Net Proceeds of any Asset Sales by a Foreign Subsidiary to the Issuer or another Restricted Subsidiary (i) is (x) prohibited or delayed by applicable local law, rule or regulation, (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated to the United States or (ii) would have a material adverse tax consequence, as reasonably determined by the Issuer, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10; provided that if at any time within one year following the date on which such amount would otherwise have been required to be applied pursuant to this Section 4.10, distribution of any of such affected Net Proceeds is no longer prohibited or delayed by applicable local law, rule or regulation, restricted by any applicable organizational document or agreement, subject to other organizational or administrative impediment from being repatriated to the United States, and would not result in a material adverse tax consequences, then an amount equal to such amount of Net Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated, whether or not they are repatriated) in compliance with this Section 4.10. To the extent that the Net Proceeds of an Asset Sale are attributable to a non-Wholly Owned Subsidiary, the amount of such Net Proceeds required to be applied in compliance with this Section 4.10 shall not exceed the lesser of (x) an amount corresponding to the proportionate ownership interests in such non-Wholly Owned Subsidiary or (y) an amount corresponding to the amount of distributions permitted to be made from such non-Wholly Owned Subsidiary to its direct or indirect parent entity that is a Wholly Owned Subsidiary for such purposes at the time such prepayment is required to be made. The non-application of any prepayment amounts as a consequence of the foregoing provisions shall not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Unsecured Indenture shall be construed to require the Issuer or any Foreign Subsidiary to repatriate cash or to apply any Net Proceeds described in clause (i) above in compliance with this Section 4.10 in the event that such repatriation is not permitted under applicable local law, rule or regulation, applicable organizational documents or agreements or other impediment within one year following the date on which the respective payment would otherwise have been required.
Pending the final application of any such amount of Net Proceeds, the Issuer or any Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Proceeds in any manner not prohibited by this Unsecured Indenture.

(c)    Any Net Proceeds that are not applied or invested as provided in Section 4.10(b) (but excluding for the avoidance of doubt any such proceeds not required to be applied or invested as a result of the penultimate paragraph of Section 4.10(b)) will constitute “Excess Proceeds”; provided that any amount of proceeds offered to holders in accordance with Section 4.10(b)(2) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the holders. When the aggregate amount of Excess Proceeds exceeds the greater of (x) $140.0 million and (y) 25.0% of Consolidated EBITDA, within 30 days thereof, the Issuer shall make an Asset Sale Offer to all holders of the Unsecured Notes and Indebtedness of the Issuer or a Guarantor that ranks pari passu with the Unsecured Notes (other than Indebtedness owed to the Issuer or any of its Restricted Subsidiaries) that, in each case, contains provisions similar to those set forth in this Unsecured Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem on a pro rata basis the maximum principal amount (or accreted value, if applicable) of Unsecured Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of such Excess Proceeds at an offer price, in the case of the Unsecured Notes, in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Unsecured Notes repurchased, to (but not including) the date of purchase, prepayment or redemption, subject to the rights of Holders of Unsecured Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the purchase date, and will be payable in cash. The Issuer may satisfy the foregoing obligations with respect to such Excess Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Excess Proceeds at any time prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Excess Proceeds.
If any Excess Proceeds remain after consummation of an Asset Sale Offer (any such amount, “Retained Declined Proceeds”), the Issuer may use those Retained Declined Proceeds for any purpose not otherwise prohibited by this Unsecured Indenture. If the aggregate principal amount of Unsecured Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will select the Unsecured Notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed and thereafter the Trustee will select the Unsecured Notes to be purchased on a pro rata basis (subject to applicable DTC procedures with respect to the Global Notes) based on the principal amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Issuer so that only Unsecured Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased; provided that any unpurchased portion of an Unsecured Note must be in a minimum denomination of $2,000). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
(d)    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Unsecured Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Unsecured Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Unsecured Indenture by virtue of such compliance.
Section 4.11    Transactions with Affiliates.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate payments or consideration in excess of the greater of (x) $55.0 million and (y) 10.0% of Consolidated EBITDA (each, an “Affiliate Transaction”), unless:
(1)    the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer); and
(2)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of (x) $110.0 million and (y) 20.0% of Consolidated EBITDA, the terms of the Affiliate Transaction have been approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or such Restricted Subsidiary, as applicable.
(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:
(1)    any reasonable or customary employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer and payments pursuant thereto;
(2)    (a) transactions between or among the Issuer and/or its Restricted Subsidiaries, (b) transactions effected as part of a Qualified Securitization Transaction and (c) any merger, amalgamation or consolidation of the Issuer and any direct or indirect parent of the Issuer; provided that such parent entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the Issuer) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Unsecured Indenture and effected for a bona fide business purpose;
(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)    payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees, independent contractors or consultants of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer;
(5)    any sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith, and the performance by the Issuer or any of its Restricted Subsidiaries of its obligations with respect thereto;
(6)    (a) Restricted Payments that do not violate Section 4.07 hereof and (b) Permitted Investments (including fees and expenses related thereto);
(7)    the performance by the Issuer and its Restricted Subsidiaries of their respective obligations under, or payments in respect of, the Acquisition Agreement, the Advisory Agreement, limited liability company, limited partnership or other constitutive document or security holders agreement or other agreements disclosed in the Offering Memorandum under “Certain Relationships and Related Party Transactions,” each as in effect within 30 days of the Issue Date, and the payment of fees and expenses not in excess of the amounts specified in, or determined pursuant to, such agreements, as in effect within 30 days of the Issue Date; provided, however, that the existence of, or the performance by the Issuer and its Restricted Subsidiaries of their respective obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer) to the Holders of the Unsecured Notes in any material respect than the original agreement as in effect within 30 days of the Issue Date;

(8)    if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness, Disqualified Stock, preferred stock or Capital Stock of the Issuer or any Restricted Subsidiary of the Issuer where such Person is treated no more favorably than the other holders of Indebtedness, Disqualified Stock, preferred stock or Capital Stock of the Issuer or any Restricted Subsidiary of the Issuer;
(9)    transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of the Issuer;
(10)    transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction (i) is fair to the Issuer or such Restricted Subsidiary from a financial point of view or (ii) meets the requirements of Section 4.11(a)(1) hereof;
(11)    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, consultants or independent contractors of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer in the ordinary course of business;
(12)    any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous in any material respect (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer) to the Holders of the Unsecured Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;
(13)    transactions with joint ventures entered into in the ordinary course of business;
(14)    any contributions to the common equity capital of the Issuer or any investments by the Principals or a direct or indirect parent of the Issuer in Equity Interests (other than Disqualified Stock of the Issuer) of the Issuer (and payment of reasonable out-of-pocket expenses incurred by the Principals or a direct or indirect parent of the Issuer in connection therewith);
(15)    (x) guarantees of performance by the Issuer and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries;
(16)    any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;
(17)    the entry into any tax-sharing arrangements between the Issuer or any of its Restricted Subsidiaries and any of their direct or indirect parents; provided, however, that any payment made by the Issuer or any of its Restricted Subsidiaries under such tax-sharing arrangements is, at the time made, otherwise permitted by Section 4.07 hereof;
(18)    transactions with Unrestricted Subsidiaries, customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Unsecured Indenture that are fair to the Issuer and its Restricted Subsidiaries, or made in the reasonable determination of senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer;
(19)    transactions between the Issuer and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(20)    payments by the Issuer or any of its Restricted Subsidiaries to or on behalf of the Principals for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved in good faith by a majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer;
(21)    sales of accounts receivable or other transactions effected in connection with a Qualified Securitization Transaction or Receivables Facility;
(22)    transactions pursuant to, and complying with Section 5.01(b) hereof;
(23)    the Transactions and the payment of any fees or expenses related thereto or to fund amounts owed to Affiliates in connection therewith (including dividends, payments or loans made to any direct or indirect parent of the Issuer to fund payment of any such fees or expenses); and
(24)    transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Unsecured Indenture.
Section 4.12    Liens.
(a)    The Issuer will not, and will not permit any Guarantor, if any, to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens), securing Indebtedness of the Issuer or such Guarantor, if any, on any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in each case:
(1)    in the case of Liens securing Subordinated Indebtedness, the Unsecured Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or
(2)    in all other cases, the Unsecured Notes are equally and ratably secured.
(b)    Any Lien created for the benefit of the Holders of the Unsecured Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon (i) the release of the Lien that gave rise to the obligation to secure the Unsecured Notes, (ii) in the case of any such Lien in favor of any Unsecured Note Guarantee, the termination and discharge of such Unsecured Note Guarantee in accordance with the terms of this Unsecured Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Issuer that is governed by Section 5.01 hereof) to any Person not an Affiliate of the Issuer of the property or assets secured by such Lien, or of all of the Capital Stock held by the Issuer or any of its Restricted Subsidiaries in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.
(c)    For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) hereof but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) hereof, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing each item of Indebtedness (or any portion thereof) in any manner that complies with Section 4.12 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses or pursuant to Section 4.12(a) hereof.

(d)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence thereof, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.
Section 4.13    Corporate Existence.
Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:
(1)    its corporate or other existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; and
(2)    the rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Issuer’s Subsidiaries, if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.
Section 4.14    Offer to Repurchase Upon Change of Control.
(a)    If a Change of Control occurs after the Issue Date, each Holder of Unsecured Notes will have the right to require the Issuer to repurchase all or any portion (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Unsecured Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Unsecured Indenture; provided that any unpurchased portion of an Unsecured Note must be in a minimum denomination of $2,000. In the Change of Control Offer, the Issuer will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Unsecured Notes repurchased, plus accrued and unpaid interest, if any, on the Unsecured Notes repurchased to (but not including) the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Unsecured Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the Change of Control Payment Date. Prior to or within 30 days following any Change of Control, except to the extent the Issuer has delivered notice to the Trustee of its intention to redeem Unsecured Notes pursuant to Section 3.07 hereof, the Issuer will mail (or with respect to Global Notes to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control and stating:
(1)    that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Unsecured Notes tendered will be accepted for payment;
(2)    the Change of Control Payment and the Change of Control Payment Date, which date shall be no earlier than 10 days and no later than 90 days (unless delivered in advance of the occurrence of such Change of Control) from the date such notice is mailed or sent, pursuant to the procedures required by this Unsecured Indenture and described in such notice;
(3)    that any Unsecured Note not tendered will continue to accrue interest;
(4)    that, unless the Issuer defaults in the payment of the Change of Control Payment, all Unsecured Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date (whether or not a Business Day);
(5)    that Holders electing to have any Unsecured Notes purchased pursuant to a Change of Control Offer will be required to surrender the Unsecured Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Unsecured Notes completed, or transfer by book-entry transfer, to the

Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Unsecured Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Unsecured Notes purchased; and
(7)    that Holders whose Unsecured Notes are being purchased only in part will be issued new Unsecured Notes equal in principal amount to the unpurchased portion of the Unsecured Notes surrendered (or transferred by book entry), which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
If such notice is delivered prior to the occurrence of a Change of Control, such notice shall state that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and shall describe such condition, and, if applicable, shall state that, in the Issuer’s sole discretion, the Change of Control Payment Date may be delayed until such time (including more than 90 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Unsecured Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.
(b)    On the Change of Control Payment Date, the Issuer will, to the extent lawful:
(1)    accept for payment all Unsecured Notes or portions of Unsecured Notes properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Unsecured Notes or portions of Unsecured Notes properly tendered; and
(3)    deliver or cause to be delivered to the Trustee the Unsecured Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Unsecured Notes or portions of Unsecured Notes being purchased by the Issuer.
The Paying Agent will promptly deliver to each Holder of Unsecured Notes properly tendered the Change of Control Payment for such Unsecured Notes, and the Trustee will promptly, upon receipt of an Authentication Order, together with the documents required under Sections 13.02 and 13.03 hereof, authenticate and mail (or cause to be transferred by book entry) to each Holder a new Unsecured Note equal in principal amount to any unpurchased portion of the Unsecured Notes surrendered, if any. The Issuer will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(c)    Notwithstanding anything to the contrary in this Section 4.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Unsecured Notes properly tendered and not withdrawn under the Change of Control Offer, (2) in connection with or in contemplation of any Change of Control, the Issuer (or any Affiliate of the Issuer) or a third party has made an offer to purchase at the times and otherwise in compliance with the requirements set forth in this Unsecured Indenture applicable to a Change of Control Offer (an “Alternate Offer”) any and all Unsecured Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all

Unsecured Notes properly tendered in accordance with the terms of the Alternate Offer, or (3) notice of redemption pursuant to Section 3.07 hereof has been given to the Trustee, unless and until there is a default in payment of the applicable redemption price.
(d)    Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and/or conditioned upon the consummation of such Change of Control.
(e)    The Issuer’s obligation to make a Change of Control Offer may be waived or modified or terminated with the written consent of the Holders of a majority in aggregate principal amount of the Unsecured Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Unsecured Notes) prior to the occurrence of such Change of Control.
Section 4.15    [Reserved].
Section 4.16    Future Guarantees.
If, after the Issue Date, (a) any Subsidiary of the Issuer (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Securitization Entity and any Excluded Subsidiary) that is not then a Guarantor guarantees or incurs any Indebtedness under the New Cash Flow Credit Agreement or (b) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture to this Unsecured Indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Unsecured Indenture providing for an Unsecured Note Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Unsecured Indenture and applicable to the other Guarantors; provided that, in the case of clause (a), such supplemental indenture shall be executed and delivered to the Trustee within 20 Business Days of the date that such Indebtedness under the New Cash Flow Credit Agreement has been guaranteed or incurred by such Restricted Subsidiary.
Each Unsecured Note Guarantee shall be released upon the terms and in accordance with the provisions of Article 10 hereof.
Section 4.17    Designation of Restricted Subsidiaries and Unrestricted Subsidiaries.
After the Issue Date, the Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If such Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments in such Restricted Subsidiary by the Issuer and its Restricted Subsidiaries will be deemed to be an Investment made as of the time of determination or the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments,” as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof or under one of more clauses of the definition of “Permitted Investments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Unsecured Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 4.09 hereof, the Issuer will be in default of Section 4.09 hereof. The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of

Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted by Section 4.09 hereof, calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default would be in existence following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.09 hereof.
Section 4.18     [Reserved].
Section 4.19    Changes in Covenants When Unsecured Notes Rated Investment Grade.
If on any date following the Issue Date:
(1)    the Unsecured Notes have Investment Grade Ratings from both of the Ratings Agencies; and
(2)    no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and continuing at all times thereafter and subject to the provisions of the second succeeding paragraph, (i) the Unsecured Note Guarantees will be automatically and unconditionally released and discharged and (ii) Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.16, 4.17 and 5.01(a)(4) hereof (collectively, the “Suspended Covenants”) will be suspended.
During any period that the Suspended Covenants have been suspended, the Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.17 hereof unless the Issuer’s Board of Directors would have been able, under the terms of this Unsecured Indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended.  Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto and including any actions taken at any time pursuant to any contractual obligations arising during the Suspension Period) will not give rise to a Default or Event of Default under this Unsecured Indenture.
Notwithstanding the foregoing, if the Unsecured Notes no longer have an Investment Grade Rating from both of the Ratings Agencies, the Suspended Covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”).  The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Debt) and Disqualified Stock or preferred stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (2) of the definition of “Permitted Debt.” Calculations under the reinstated Section 4.07 will be made as if Section 4.07 had been in effect prior to, but not during, the period that Section 4.07 was suspended as set forth above. For purposes of determining compliance with Section 4.10 hereof, the Excess Proceeds from all Asset Sales not applied in accordance with Section 4.10 hereof, will be deemed to be reset to zero after the Reversion Date.  In addition, for purposes of Section 4.11 hereof, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered pursuant to Section 4.11(b)(12), and for purposes of Section 4.08 hereof, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to Section 4.08(b)(1) hereof.
During the Suspension Period, any reference in the definition of “Unrestricted Subsidiary” to Section 4.09 hereof or any provision thereof shall be construed as if such Section 4.09 had remained in effect since the Issue Date and during the Suspension Period.

Upon the Reversion Date, the obligation to grant Unsecured Note Guarantees pursuant to Section 4.16 hereof will be reinstated (and the Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of Section 4.16 hereof).
Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and the Issuer and its Restricted Subsidiaries will be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Unsecured Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations following a Reversion Date and to consummate the transactions contemplated thereby; provided that such contractual commitments or obligations were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants; provided, further, that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under Section 4.07(a)(z) or Section 4.07(b) hereof and, if not permitted by any of such provisions, such Restricted Payment shall be deemed permitted under Section 4.07(a)(z) hereof and shall be deducted for purposes of calculating the amount pursuant to this Section 4.07(a)(z) (which may not be less than zero).
The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Suspension Period or Reversion Date. The Trustee shall have no obligation to monitor the ratings of the Unsecured Notes, independently determine or verify if such events have occurred or notify the Holders of Unsecured Notes of any Suspension Period or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of Unsecured Notes upon written request.
ARTICLE 5
SUCCESSORS
Section 5.01    Merger, Consolidation or Sale of Assets.
(a)    The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person, (2) consummate a Division as the Dividing Person (whether or not the Issuer is the surviving entity) or (3) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (other than in connection with the Transactions), unless:
(1)    either: (a) the Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation, merger or Division (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Person, the “Surviving Entity”);
(2)    the Surviving Entity (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Issuer under the Unsecured Notes and this Unsecured Indenture, pursuant to a supplemental indenture;
(3)    immediately after such transaction, no Default or Event of Default exists;
(4)    the Issuer or the Surviving Entity would, after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness as Ratio Debt, (b) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Issuer for such four-quarter period or (c) have had a Consolidated Total Debt Ratio equal to or less than such ratio for the Issuer for such four-quarter period; and

(5)    the Surviving Entity (if other than the Issuer) shall deliver, or cause to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, Division, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Unsecured Indenture.
(b)    Section 5.01(a) will not apply to any sale, assignment, transfer, conveyance, lease, Division or other disposition of assets between or among the Issuer and any Guarantor. Clauses (3) and (4) of Section 5.01(a) will not apply to (a) any merger, consolidation or amalgamation of any Restricted Subsidiary with or into the Issuer, (b) any consolidation, amalgamation or merger of the Issuer into, or sale, assignment, transfer, lease, conveyance or other disposition of all or part of the properties and assets of the Issuer to, any Guarantor, (c) a merger, consolidation or amalgamation of the Issuer with or into an Affiliate for the purpose of reincorporating the Issuer in another jurisdiction so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby or (d) the conversion of the Issuer or any of its Restricted Subsidiaries into a corporation, partnership, limited partnership, limited liability company or trust, organized or existing under the laws of the United States, any state thereof or the District of Columbia. In addition, the Issuer or any Restricted Subsidiary may change its name.
(c)    For the avoidance of doubt, the Closing Date Merger may occur without compliance with Section 5.01(a).
Section 5.02    Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance, Division or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, (a) the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition or Division is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance, Division or other disposition, the provisions of this Unsecured Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Unsecured Indenture with the same effect as if such successor Person had been named as the Issuer herein; and (b) the Issuer or such predecessor Person, as the case may be, (except in the case of a lease) shall be released from its obligations under this Unsecured Indenture and the Unsecured Notes.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01    Events of Default.
Each of the following is an “Event of Default”:
(1)    default for 30 days in the payment when due of interest on the Unsecured Notes;
(2)    default in the payment when due (at maturity, upon redemption, offer to purchase or otherwise) of the principal of, or premium, if any, on, the Unsecured Notes;
(3)    failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice by the Trustee to the Issuer or by the Holders of at least 30% in aggregate principal amount of the Unsecured Notes then outstanding to the Issuer and the Trustee to comply with any of the agreements in this Unsecured Indenture (other than a default referred to in clause (1) or (2) of this Section 6.01); provided that in the case of a failure to comply with Section 4.03 hereof, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (3) has been given;
(4)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for borrowed money (other than

Indebtedness owed to the Issuer or any of its Restricted Subsidiaries or any Affiliate) of the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(a)    is caused by a failure to pay principal of, or premium, if any, on any such Indebtedness at final Stated Maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or
(b)    results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates at least the greater of (x) $140.0 million and (y) 25.0% of Consolidated EBITDA;
(5)    failure by the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of the greater of (x) $140.0 million and (y) 25.0% of Consolidated EBITDA (other than any judgments covered by indemnities or insurance policies issued by reputable companies), which judgments are not paid, discharged or stayed, for a period of 60 days, after the applicable judgment becomes final and non-appealable;
(6)    the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
(A)    commences a voluntary case,
(B)    consents to the entry of an order for relief against it in an involuntary case,
(C)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(D)    makes a general assignment for the benefit of its creditors, or
(E)    admits in writing its inability to pay its debts as they become due;
(7)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;
(B)    appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or
(C)    orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or
(8)    except as permitted by this Unsecured Indenture, any Unsecured Note Guarantee of a Significant Subsidiary of the Issuer is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as contemplated by the terms of this Unsecured Indenture), or any Significant Subsidiary of the Issuer, or any Person acting on behalf of such Significant Subsidiary of the Issuer, denies or disaffirms its obligations under its Unsecured Note Guarantee and any such Default continues for 10 days.
Section 6.02    Acceleration.
In the case of an Event of Default specified in clause (6) or (7) of Section 6.01 hereof, with respect to either the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Unsecured Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Unsecured Notes by notice to the Issuer (with a copy to the Trustee if given by Holders of Unsecured Notes) may declare all the Unsecured Notes to be due and payable immediately.
The Holders of a majority in aggregate principal amount of the then outstanding Unsecured Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Unsecured Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Unsecured Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Unsecured Notes (except nonpayment of principal, premium, if any, or interest on the Unsecured Notes that became due solely because of the acceleration of the Unsecured Notes) and if all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel have been paid.
In the event of a declaration of acceleration of the Unsecured Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(4) hereof (excluding any resulting payment default under this Unsecured Indenture or the Unsecured Notes), the declaration of acceleration of the Unsecured Notes shall be automatically annulled if such Indebtedness is paid or otherwise acquired or retired or the Holders of all Indebtedness described in Section 6.01(4) hereof have rescinded or waived the declaration of acceleration in respect of such Indebtedness within 20 Business Days of the date of such declaration of acceleration of the Unsecured Notes, and if the annulment of the acceleration of the Unsecured Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Unsecured Notes that became due solely because of the acceleration of the Unsecured Notes, have been cured or waived and all amounts owing to the Trustee have been paid.
Section 6.03    Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on, the Unsecured Notes or to enforce the performance of any provision of the Unsecured Notes or this Unsecured Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Unsecured Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of an Unsecured Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.
The Holders of a majority in aggregate principal amount of the then outstanding Unsecured Notes by written notice to the Trustee may, on behalf of the Holders of all of the Unsecured Notes waive any existing Default or Event of Default and its consequences under this Unsecured Indenture, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Unsecured Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Unsecured Notes may rescind an acceleration or waive any existing Default or Event of Default and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Unsecured Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
If a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.
Section 6.05    Control by Majority.
Holders of a majority in aggregate principal amount of the then outstanding Unsecured Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Unsecured Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders of Unsecured Notes or that may involve the Trustee in personal liability.
Section 6.06    Limitation on Suits.
Except to enforce the right to receive payment of principal or interest, if any, when due, no Holder of an Unsecured Note may pursue any remedy with respect to this Unsecured Indenture or the Unsecured Notes unless:
(1)    such Holder has previously given the Trustee written notice that an Event of Default has occurred and is continuing;
(2)    Holders of at least 30% in aggregate principal amount of the then outstanding Unsecured Notes make a written request to the Trustee to pursue the remedy;
(3)    such Holder or Holders offer and, if requested, provide to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)    the Trustee does not comply with such request within 60 days after receipt of the notice, request and the offer of security and/or indemnity; and
(5)    during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Unsecured Notes do not give the Trustee a direction inconsistent with such request.
A Holder of an Unsecured Note may not use this Unsecured Indenture to prejudice the rights of another Holder of an Unsecured Note or to obtain a preference or priority over another Holder of an Unsecured Note.
Section 6.07    Rights of Holders of Unsecured Notes to Receive Payment.
Notwithstanding any other provision of this Unsecured Indenture, the right of any Holder of an Unsecured Note to receive payment of principal of, or interest on, the Unsecured Note, on or after the respective due dates expressed or provided for in the Unsecured Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08    Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer or any Guarantor for the whole amount of principal of and interest remaining unpaid on, the Unsecured Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09    Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Unsecured Indenture and such proceeding has been determined or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings or any other proceedings, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies hereunder of the Trustee and the Holders shall continue as though no such proceeding had been instituted.
Section 6.10    Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel) and the Holders of the Unsecured Notes allowed in any judicial proceedings relative to the Issuer or any Guarantor (or any other obligor upon the Unsecured Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Unsecured Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.11    Priorities.
If the Trustee collects any money pursuant to this Article 6 or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Unsecured Indenture, it shall pay out the money or distribute the property in the following order:
First: to the Trustee (including any predecessor trustee), its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second: to Holders of Unsecured Notes for amounts due and unpaid on the Unsecured Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind,

according to the amounts due and payable on the Unsecured Notes for principal, premium, if any, and interest, if any, respectively; and
Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.
The Trustee, upon written notice to the Issuer, may fix a record date and payment date for any payment to Holders of Unsecured Notes pursuant to this Section 6.11.
Section 6.12    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Unsecured Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder of an Unsecured Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Unsecured Notes.
Section 6.13    Net Short Provisions.
Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (other than any holder that is a Regulated Bank, an initial purchaser or its Affiliate (in each case, as evidenced by delivery of an officer’s certificate to the Trustee from such initial purchaser or Affiliate certifying as to its status as an initial purchaser or Affiliate thererof)) (each, a “Directing Holder”) must be accompanied by a written representation from each such holder to the Issuer and the Trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) Net Short (a “Position Representation”), which representation, in the case of an Unsecured Noteholder Direction relating to a notice of Default, shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder is deemed at the time of providing an Unsecured Noteholder Direction to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such noteholder’s Position Representation within five business days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.
If, following the delivery of an Unsecured Noteholder Direction, but prior to acceleration of the notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate that the Issuer has instituted litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of an Unsecured Noteholder Direction, but prior to acceleration of the Unsecured Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuers provide the Trustee with an Officer’s Certificate that the Verification Covenant has been satisfied; provided that the Issuer shall promptly deliver such Officer’s Certificate to the Trustee upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as evidenced by an Officer’s Certificate delivered to the Trustee) shall result in such

Holder’s participation in such Unsecured Noteholder Direction being disregarded; and if, without the participation of such Holder, the percentage of Unsecured Notes held by the remaining Holders that provided such Unsecured Noteholder Direction would have been insufficient to validly provide such Unsecured Noteholder Direction, such Unsecured Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Unsecured Noteholder Direction or any notice of such Default or Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee which obligations shall continue to survive.
Notwithstanding anything in the preceding two paragraphs to the contrary, any Unsecured Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of bankruptcy or similar proceedings under Section 6.01(6) or (7) hereof shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing two paragraphs shall not apply to any holder that is a Regulated Bank.
For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Unsecured Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or other document delivered to it pursuant to the foregoing paragraphs, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Regulated Banks, Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy. The Trustee shall have no liability to the Issuer, any holder or any other Person in acting in good faith on an Unsecured Noteholder Direction or to determine whether any holder has delivered a Position Representation or that such Position Representation conforms with this Unsecured Indenture or any other agreement or whether or not any holder is a Regulated Bank.
With their acquisition of the Unsecured Notes, each holder and subsequent purchaser of the Unsecured Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with the terms of this provision. Each holder and subsequent purchaser of the Unsecured Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the trustee takes in accordance with this provision, or arising out of or in connection with following instructions or taking actions in accordance with an Unsecured Noteholder Direction.
Other than in connection with actions resulting from the gross negligence, bad faith or willful misconduct of the Trustee, the Issuer waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this provision, or arising out of or in connection with following instructions or taking actions in accordance with an Unsecured Noteholder Direction.
For the avoidance of doubt, the Trustee will treat all holders equally with respect to their rights under this “Events of Default and Remedies” provision. In connection with the requisite percentages required under this Unsecured Indenture to exercise remedies, the Trustee shall be entitled to treat all outstanding Unsecured Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.
The Issuer agrees that any and all other actions that the Trustee takes or omits to take in connection with the foregoing net short language and all fees, costs and expenses of the Trustee and its agents and counsel arising as a result of, or in connection with, the application of such provision shall be covered by the Issuer’s indemnification obligations set forth in this Unsecured Indenture.

ARTICLE 7
TRUSTEE
Section 7.01    Duties of Trustee.
(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Unsecured Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(1)    the duties of the Trustee will be determined solely by the express provisions of this Unsecured Indenture and the Trustee need perform only those duties that are specifically set forth in this Unsecured Indenture and no others, and no implied covenants or obligations shall be read into this Unsecured Indenture against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Unsecured Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Unsecured Indenture (however the Trustee shall have no obligation to verify the mathematical calculations contained therein).
(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)    this clause (c) does not limit the effect of clause (b) of this Section 7.01;
(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)    Whether or not therein expressly so provided, every provision of this Unsecured Indenture that in any way relates to the Trustee is subject to clauses (a), (b), (c) and (e) of this Section 7.01.
(e)    No provision of this Unsecured Indenture will require the Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security against such risk or liability is not reasonably assured to it.
(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall have no obligation to invest funds received by it pursuant to this Unsecured Indenture.
Section 7.02    Rights of Trustee.
(a)    The Trustee may conclusively rely upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, except that (x) no Opinion of Counsel will be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Issue Date and (y) no Opinion of Counsel will be required to be furnished to the Trustee in connection with the execution of any amendment or supplement in the form of Exhibit D adding a new Guarantor under this Unsecured Indenture or evidencing the release of a Guarantor pursuant to Section 10.07 hereof. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.
(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Unsecured Indenture.
(e)    Unless otherwise specifically provided in this Unsecured Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.
(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Unsecured Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity and/or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
(g)    The Trustee shall not be required to give any note, bond or surety in respect of the trusts and powers under this Unsecured Indenture.
(h)    The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Unsecured Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in such certificate previously delivered and not superseded.
(i)    Delivery of reports, information and documents to the Trustee described in Section 4.03 hereof is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s or the Guarantors’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Unsecured Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.
(j)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(k)    The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office, and such notice references the Unsecured Notes and this Unsecured Indenture.
(l)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed to act hereunder.

(m)    Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Unsecured Indenture or the Private Placement Legend or under applicable law with respect to any transfer of any interest in any Unsecured Note (including any transfers between or among Depositary participants, members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Unsecured Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(n)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document.
(o)    The permissive right of the Trustee to take actions that are permitted, but not required, by this Unsecured Indenture shall not be construed as an obligation or duty to do so.
Section 7.03    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Unsecured Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in the TIA it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.
Section 7.04    Trustee’s Disclaimer.
The Trustee shall not be responsible for, and the Trustee makes no representation as to the validity or adequacy of this Unsecured Indenture or the Unsecured Notes, nor shall the Trustee be accountable for the Issuer’s use of the proceeds from the Unsecured Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Unsecured Indenture. The Trustee shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Unsecured Notes or any other document in connection with the sale of the Unsecured Notes or pursuant to this Unsecured Indenture other than its certificate of authentication. The Trustee shall not be responsible for making any calculation with respect to any matter under this Unsecured Indenture. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Unsecured Indenture.
Section 7.05    Notice of Defaults.
If a Default or Event of Default occurs and is continuing and a Responsible Officer of the Trustee received written notice of such Default or Event of Default, the Trustee will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to Holders of Unsecured Notes a notice of the Default or Event of Default within 90 days after the Trustee receives such notice. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Unsecured Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Unsecured Notes.
Section 7.06    [Reserved].
Section 7.07    Compensation and Indemnity.
(a)    The Issuer will pay to the Trustee from time to time reasonable compensation as is agreed to from time to time by the Issuer and the Trustee for its acceptance of this Unsecured Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The

Issuer will reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services except for any such disbursements, advance or expense as shall have been caused by the Trustee’s negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision. Such expenses will include the reasonable out-of-pocket compensation, disbursements and expenses of the Trustee’s agents and counsel.
(b)    The Issuer and the Guarantors will indemnify on a joint and several basis the Trustee (including its officers, directors, employees and agents) against any and all losses, liabilities or expenses, including fees and expenses of counsel, including Taxes (other than Taxes based upon, measured by or determined by the income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Unsecured Indenture, including the reasonable costs and expenses of enforcing this Unsecured Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the reasonable fees and out of pocket expenses of such counsel. Neither the Issuer nor any Guarantor needs to pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)    The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Unsecured Indenture, the resignation or removal of the Trustee and the termination for any reason of this Unsecured Indenture.
(d)    To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Unsecured Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on, particular Unsecured Notes. Such Lien will survive the satisfaction and discharge of this Unsecured Indenture, the resignation or removal of the Trustee and the termination for any reason of this Unsecured Indenture.
(e)    Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in clauses (6) and (7) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
(f)    “Trustee” for purposes of this Section 7.07 shall include any predecessor Trustee as well as the Trustee in each of its capacities hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.
Section 7.08    Replacement of Trustee.
(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
(b)    The Trustee may resign at any time upon 30 days’ prior written notice to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Unsecured Notes may remove the Trustee by so notifying the Trustee and the Issuer with 30 days’ prior written notice. The Issuer may remove the Trustee if:
(1)    the Trustee fails to comply with Section 7.10 hereof;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)    a custodian or public officer takes charge of the Trustee or its property; or
(4)    the Trustee becomes incapable of acting.
(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Unsecured Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Unsecured Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Unsecured Indenture. The successor Trustee will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s and the Guarantors’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.
Section 7.09    Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.
Section 7.10    Eligibility; Disqualification.
There will at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuer may at any time elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Unsecured Notes (including the Unsecured Note Guarantees), upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors, if any, will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Unsecured Notes (including the Unsecured Note Guarantees), on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors, if any, will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Unsecured Notes (including the Unsecured Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Unsecured Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Unsecured Notes, the Unsecured Note Guarantees and this Unsecured Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)    the rights of Holders of outstanding Unsecured Notes to receive payments in respect of the principal of, premium on, if any, and interest, if any, on, such Unsecured Notes when such payments are due from the trust referred to in Section 8.04 hereof;
(2)    the Issuer’s obligations with respect to such Unsecured Notes under Article 2 and Section 4.02 hereof;
(3)    the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Issuer’s and the Guarantors’, if any, obligations in connection therewith (including, without limitation, those contained in Article 7 hereof); and
(4)    this Article 8.
Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof. Notwithstanding anything to the contrary contained herein, the Issuer’s and the Guarantors’ obligations under Section 7.07 shall survive a Legal Defeasance.
Section 8.03    Covenant Defeasance.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14 and 4.16 hereof and clauses (3) and (4) of Section 5.01 hereof with respect to the outstanding Unsecured Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), the Unsecured Note Guarantees will be released pursuant to Section 10.07 hereof and the Unsecured Notes and Unsecured Note Guarantees will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Unsecured Notes and the Unsecured Note Guarantees will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Unsecured Notes and Unsecured Note Guarantees, the Issuer and the Guarantors, if any, may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Unsecured Indenture and such Unsecured Notes and Unsecured Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (to the extent relating to the covenants that are subject to

Covenant Defeasance), (4), (5) and (8) hereof will not constitute Events of Default. Notwithstanding anything to the contrary contained herein, the Issuer’s and the Guarantors’ obligations under Section 7.07 shall survive a Covenant Defeasance.
Section 8.04    Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Unsecured Notes, (x) cash in U.S. dollars in an amount, (y) non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or (z) a combination thereof in amounts, as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding Unsecured Notes to the stated date for payment thereof or to the applicable redemption date, as the case may be, and all interest, if any, accrued to such dates, and the Issuer must specify whether the Unsecured Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)    the Issuer must deliver to the Trustee, (a) in the case of Legal Defeasance, an Opinion of Counsel to the effect that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm, that the beneficial owners of outstanding Unsecured Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and (b) in the case of Covenant Defeasance, an Opinion of Counsel to the effect that the beneficial owners of outstanding Unsecured Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(3)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
(4)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under, any material agreement or instrument (other than this Unsecured Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;
(5)    the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Unsecured Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and
(6)    the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Unsecured Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Unsecured Notes and this Unsecured Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Unsecured Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.
The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Unsecured Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06    Repayment to the Issuer.
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, or interest, if any, on, any Unsecured Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Issuer on its request, unless an abandoned property law designates another Person, or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Unsecured Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.
Section 8.07    Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Unsecured Indenture and the Unsecured Notes and the Unsecured Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest, if any, on, any Unsecured Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Unsecured Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders of Unsecured Notes.
Notwithstanding Section 9.02 hereof, without the consent of any Holder of Unsecured Notes, the Issuer, the Guarantors and the Trustee, as applicable, may amend or supplement this Unsecured Indenture, the Unsecured Notes or the Unsecured Note Guarantees:
(1)    to cure any ambiguity, mistake, omission, defect or inconsistency;
(2)    to provide for uncertificated Unsecured Notes in addition to or in place of certificated Unsecured Notes;
(3)    to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Unsecured Notes and Unsecured Note Guarantees in the case of a merger, consolidation or amalgamation or Division or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable (including an assumption of the Issuer’s obligations pursuant to the Closing Date Merger);
(4)    to make any change that would provide any additional rights or benefits to the Holders of the Unsecured Notes or that does not adversely affect the rights under this Unsecured Indenture of any Holder in any material respect;
(5)    to comply with requirements of the Commission in order to effect or maintain the qualification of this Unsecured Indenture under the TIA, if applicable;
(6)    to conform the text of this Unsecured Indenture, the Unsecured Notes or the Unsecured Note Guarantees, to any provision of the “Description of Unsecured Notes” section of the Offering Memorandum relating to the initial offering of the Unsecured Notes;
(7)    to provide for the issuance of Additional Unsecured Notes in accordance with the limitations set forth in this Unsecured Indenture as of the Issue Date;
(8)    to allow any Guarantor to execute a supplemental indenture and/or an Unsecured Note Guarantee with respect to the Unsecured Notes in accordance with the terms of this Unsecured Indenture; or
(9)    to add or release Unsecured Note Guarantees in accordance with the terms of this Unsecured Indenture.
Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06, 13.02 and 13.03 hereof, the Trustee will join with the Issuer and the Guarantors, if any, in the execution of any amended or supplemental indenture and amendment authorized or permitted by the terms of this Unsecured Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture or amendment that affects its own rights, duties or immunities under this Unsecured Indenture or otherwise.
Section 9.02    With Consent of Holder of Unsecured Notes.
Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Unsecured Indenture (including, without limitation, Sections 3.09, 4.10 and 4.14 hereof), the Unsecured Notes or the Unsecured Note Guarantees may be amended or supplemented with the consent of the

Holders of at least a majority in aggregate principal amount of the then outstanding Unsecured Notes other than the Unsecured Notes beneficially owned by the Issuer or its Affiliates (including, without limitation, Additional Unsecured Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Unsecured Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Unsecured Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Unsecured Indenture, the Unsecured Notes or the Unsecured Note Guarantees, may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Unsecured Notes other than the Unsecured Notes beneficially owned by the Issuer or its Affiliates (including, without limitation, Additional Unsecured Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02; provided that (x) if any such amendment or waiver will only affect one series of Unsecured Notes (or less than all series of Unsecured Notes) then outstanding under this Unsecured Indenture, then only the consent of the Holders of a majority in principal amount of the Unsecured Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Unsecured Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Unsecured Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Unsecured Notes, then the consent of the Holders of a majority in principal amount of the Unsecured Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Unsecured Notes) shall be required.
Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Unsecured Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06, 13.02 and 13.03 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Unsecured Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
It is not necessary for the consent of the Holders of Unsecured Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to the Holders of Unsecured Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Unsecured Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer or Guarantors with any provision of this Unsecured Indenture, the Unsecured Notes or any Unsecured Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Unsecured Notes held by a non-consenting Holder):
(1)    reduce the principal amount of Unsecured Notes whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the principal of or change the Stated Maturity of any Unsecured Note or alter or waive any of the provisions relating to the dates on which the Unsecured Notes may be redeemed or the redemption price thereof with respect to the redemption of the Unsecured Notes (other than any change to the notice periods with respect to such redemption);

(3)    reduce the rate of or change the time for payment of interest, including default interest, on any Unsecured Note;
(4)    waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Unsecured Notes (except a rescission of acceleration of the Unsecured Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Unsecured Notes and a waiver of the payment default that resulted from such acceleration);
(5)    make any Unsecured Note payable in anything other than U.S. dollars;
(6)    make any change in the provisions of this Unsecured Indenture relating to waivers of past Defaults or the rights of Holders of Unsecured Notes to receive payments of principal of, premium on, if any, or interest, if any, on, the Unsecured Notes;
(7)    subject to the final paragraph in Section 3.09, modify the obligation of the Issuer to repurchase Notes pursuant to Section 3.09, 4.10 or 4.14 hereof, after the date of an event giving rise to such repurchase obligation;
(8)    release any Guarantor that is a Significant Subsidiary from any of its obligations under its Unsecured Note Guarantee or this Unsecured Indenture, except in accordance with the terms of this Unsecured Indenture;
(9)    make any change in the preceding amendment and waiver provisions; or
(10)    make any change to, or modify, the ranking of the Unsecured Notes in respect of right of payment that would adversely affect the Holders of the Unsecured Notes.
Section 9.03     [Reserved].
Section 9.04    Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of an Unsecured Note is a continuing consent by the Holder of an Unsecured Note and every subsequent Holder of an Unsecured Note or portion of an Unsecured Note that evidences the same debt as the consenting Holder’s Unsecured Note, even if notation of the consent is not made on any Unsecured Note. However, any such Holder of an Unsecured Note or subsequent Holder of an Unsecured Note may revoke the consent as to its Unsecured Note if the Trustee receives written notice of revocation before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Unsecured Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
Section 9.05    Notation on or Exchange of Unsecured Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Unsecured Note thereafter authenticated. The Issuer in exchange for all Unsecured Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Unsecured Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Unsecured Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee to Sign Amendments, etc.
The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Sections 13.02 and 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Unsecured Indenture and, in the case of an Opinion of Counsel, that such supplemental indenture constitutes the legally valid and binding obligation of the Issuer and the Guarantors, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement in the form of Exhibit D adding a new Guarantor under this Unsecured Indenture or releasing a Guarantee by a Guarantor pursuant to Section 10.07.
ARTICLE 10
NOTE GUARANTEES
Section 10.01    Guarantee.
(a)    Subject to this Article 10, upon consummation of the Acquisition, each of the Guarantors hereby, jointly and severally, irrevocably, fully and unconditionally guarantees to each Holder of an Unsecured Note authenticated and delivered by the Trustee and to the Trustee and each of its successors and assigns, irrespective of the validity and enforceability of this Unsecured Indenture, the Unsecured Notes or the obligations of the Issuer hereunder or thereunder, to pay fully and promptly, unconditionally, irrevocably, upon first demand and without raising any defenses or objections, set-off or counterclaim and without verification of the legal ground:
(1)    any amount in respect of the principal of, premium on, if any, and interest on, the Unsecured Notes and interest on the overdue principal of, premium on, if any, and interest on, the Unsecured Notes, if lawful, and any amount in respect of all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder, all in accordance with the terms hereof and thereof (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.07 hereof); and
(2)    in case of any extension of time of payment or renewal of any Unsecured Notes or any of such other obligations, that same in accordance with the terms of the extension or renewal.
Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective and separate of the validity, regularity or enforceability of the Unsecured Notes or this Unsecured Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Unsecured Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives (to the fullest extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Unsecured Note Guarantee will not be discharged except by complete performance of the obligations contained in the Unsecured Notes and this Unsecured Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Unsecured Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Unsecured Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Unsecured Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Unsecured Note Guarantee.
Section 10.02    Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Unsecured Notes, each Holder, hereby confirms that it is the intention of all such parties that the Unsecured Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state law, or the laws of the jurisdiction of organization of such Guarantor to the extent applicable to any Unsecured Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Unsecured Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 10.03    [Reserved].
Section 10.04    [Reserved].
Section 10.05    Execution and Delivery of Unsecured Note Guarantee.
To evidence its Unsecured Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Unsecured Indenture or a supplemental indenture substantially in the form attached as Exhibit D hereto will be executed on behalf of such Guarantor by one of its Officers.
Each Guarantor hereby agrees that its Unsecured Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Unsecured Note a notation of such Unsecured Note Guarantee.
If an Officer whose signature is on this Unsecured Indenture or on the Unsecured Note Guarantee no longer holds that office at the time the Trustee authenticates the Unsecured Note on which an Unsecured Note Guarantee is endorsed, the Unsecured Note Guarantee will be valid nevertheless.
The delivery of any Unsecured Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Unsecured Note Guarantee set forth in this Unsecured Indenture on behalf of the Guarantors.

In the event that the Issuer or any of its Restricted Subsidiaries creates or acquires any Restricted Subsidiary after the Issue Date, if required by Section 4.16 hereof, the Issuer will cause such Restricted Subsidiary to comply with the provisions of Section 4.16 hereof and this Article 10, to the extent applicable.
Neither the Issuer nor any Guarantor shall be required to make a notation on the Unsecured Notes to reflect an Unsecured Note Guarantee or any release, termination or discharge thereof.
Section 10.06    Guarantors May Consolidate, etc., on Certain Terms.
Except as otherwise provided in Article 5 or Section 10.07 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:
(1)    immediately after giving effect to such transaction, no Default or Event of Default exists; and
(2)    either:
(a)    subject to Section 10.07 hereof, the Person (if other than the Guarantor) acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under its Unsecured Note Guarantee and this Unsecured Indenture, on the terms set forth therein or herein, pursuant to a supplemental indenture; or
(b)    the Net Proceeds of such sale or other disposition are applied, if required, in accordance with the applicable provisions of this Unsecured Indenture, including without limitation, Section 4.10 hereof.
In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee (it being understood that such supplemental indenture need not be executed by any other Person besides the Issuer and any such successor Person), of the Unsecured Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Unsecured Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Unsecured Note Guarantees so issued will in all respects have the same legal rank and benefit under this Unsecured Indenture as the Unsecured Note Guarantees theretofore and thereafter issued in accordance with the terms of this Unsecured Indenture as though all of such Unsecured Note Guarantees had been issued at the date of the execution hereof.
Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Unsecured Indenture or in any of the Unsecured Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.
Section 10.07    Releases.
An Unsecured Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged without the consent of Holders of Unsecured Notes and each Guarantor and its obligations under the Unsecured Notes Guarantee will be released and discharged upon:
(1)    the sale, exchange, disposition or other transfer (including through merger, consolidation, amalgamation, Division or dissolution) of (x) the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if after such transaction the Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor if such sale, exchange, disposition or other transfer (including through merger, consolidation, amalgamation, Division or dissolution) is made in compliance with this Unsecured Indenture;
(2)    the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of Section 4.07 hereof and the definition of “Unrestricted Subsidiary;”
(3)    in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Unsecured Notes pursuant to Section 4.16 hereof, the release or discharge of the Guarantee by such Guarantor of Indebtedness of the Issuer or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, that resulted in the obligation to guarantee the Unsecured Notes, except by reason of payment under or the termination or repayment of the New Cash Flow Credit Agreement or if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other Guarantee;
(4)    the Issuer’s exercise of its Legal Defeasance option or Covenant Defeasance option pursuant to Article 8 hereof, or if the Issuer’s Obligations under this Unsecured Indenture are discharged (including pursuant to a satisfaction and discharge of this Unsecured Indenture or through redemption or repurchase of all of the Unsecured Notes or otherwise) in accordance with the terms of this Unsecured Indenture;
(5)    the release or discharge of the Guarantee by, or direct obligation of, such Guarantor of the Obligations under the New Cash Flow Credit Agreement, except by reason of payment under or the termination or repayment of the New Cash Flow Credit Agreement or if such release or discharge is by or as a result of payment in connection with the enforcement of remedies under such Guarantee or direct obligation;
(6)    such Guarantor becoming an Excluded Subsidiary;
(7)    such Guarantor ceasing to be a Wholly Owned Subsidiary of the Issuer, including as a result of any foreclosure of any pledge or security interest securing Indebtedness or any exercise of remedies in respect thereof; provided that such Guarantor shall only be released if such Subsidiary becomes a non-Wholly Owned Subsidiary pursuant to a transaction where such Subsidiary becomes a bona fide joint venture where the other person taking an equity interest in such Subsidiary is not an Affiliate of Holdings (other than as a result of such joint venture);
(8)    the Unsecured Note Guarantees are unconditionally released and discharged pursuant to Section 4.19 hereof; or
(9)    such Guarantor is released pursuant to clause (8) of Section 9.02.
In connection with any release under Section 10.07 above, upon delivery by the Issuer to the Trustee of an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Unsecured Indenture to such release have been complied with, the Trustee will execute any documents reasonably requested by the Issuer in order to evidence the release of any Guarantor from its obligations under its Unsecured Note Guarantee. The Net Proceeds of such sale or other disposition shall be applied, if required, in accordance with the applicable provisions of this Unsecured Indenture.
Any Guarantor not released from its obligations under its Unsecured Note Guarantee as provided in this Section 10.07 will remain liable for the full amount of principal of, premium on, if any, and interest on, the Unsecured Notes and for the other obligations of any Guarantor under this Unsecured Indenture as provided in this Article 10.

ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01    Satisfaction and Discharge.
This Unsecured Indenture will be discharged and will cease to be of further effect as to all Unsecured Notes issued hereunder (except for certain rights of the Trustee, which shall survive), when:
(1)    either:
(a)    all Unsecured Notes that have been authenticated, except lost, stolen or destroyed Unsecured Notes that have been replaced or paid and Unsecured Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, have been cancelled or delivered to the Trustee for cancellation; or
(b)    all such Unsecured Notes not previously delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year or have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption in the name and at the expense of the Issuer and the Issuer or any Restricted Subsidiary has deposited or caused to be deposited with the Trustee in a manner that is not revocable, (i) cash in U.S. dollars in an amount, (ii) non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or (iii) a combination thereof in an amount, as will be sufficient (in the case that Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants certified in writing to the Trustee), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Unsecured Notes for principal of, premium on, if any, and interest, if any, on, the Unsecured Notes to the date of maturity or redemption;
(2)    the Issuer or any Restricted Subsidiary has paid or caused to be paid all sums then due and payable by the Issuer and Guarantors under this Unsecured Indenture; and
(3)    the Issuer has delivered irrevocable instructions to the Trustee under this Unsecured Indenture to apply the deposited money toward the payment of the Unsecured Notes to maturity or to the redemption date, as the case may be.
In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Unsecured Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Unsecured Indenture.
Section 11.02    Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Unsecured Notes and this Unsecured Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Unsecured Indenture and the Unsecured Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest on, any Unsecured Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Unsecured Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Unsecured Notes.
Notwithstanding anything in this Article 11 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 11.01 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a discharge in accordance with this Article 11.
ARTICLE 12
[RESERVED]
ARTICLE 13
MISCELLANEOUS
Section 13.01    Notices.
Any notice or communication by the Issuer, any Guarantor or the Trustee to the others or to them by the Holders is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Initial Issuer and/or any Guarantor:
MAV ACQUISITION CORPORATION
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, CA 90210
Facsimile: (310) 712-1863
Attention: Legal Department
With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728-8111
Attention: Cristopher Greer

If to the Ultimate Issuer:
McGraw-Hill Education, Inc.
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, CA 90210
Facsimile: (310) 712-1863
Attention: Legal Department
With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728-8111
Attention: Cristopher Greer
If to the Trustee:
The Bank of New York Mellon Trust Company, N.A.
2 N. LaSalle Street, Suite 700
Chicago, IL 60602
Attention: Corporate Trust Administration
Phone: (312) 827-8547
Facsimile: (312) 827-8522
The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or e-mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt by the Trustee at its Corporate Trust Office.
Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt by the Trustee at its Corporate Trust Office.
If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
The Trustee agrees to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Unsecured Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee, in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties, and (ii) to notify the Trustee upon learning of any material compromise or unauthorized use of the security procedures.
Notwithstanding any other provision of this Unsecured Indenture or any Unsecured Note, where this Unsecured Indenture or any Unsecured Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.
Section 13.02    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer or a Guarantor to the Trustee to take any action under this Unsecured Indenture, the Issuer or such Guarantor, as applicable, shall furnish to the Trustee:
(1)    an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Unsecured Indenture relating to the proposed action have been satisfied; and
(2)    an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, provided for in this Unsecured Indenture relating to the proposed action have been satisfied;
provided that (x) no Opinion of Counsel will be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Issue Date and (y) no Opinion of Counsel will be required to be furnished to the Trustee in connection with the execution of any amendment or supplement in the form of Exhibit D adding a new Guarantor under this Unsecured Indenture or evidencing the release of a Guarantor pursuant to Section 10.07 hereof.
Section 13.03    Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Unsecured Indenture must include:
(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)    brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied;
provided that an issuer of an Opinion of Counsel may rely as to matters of fact on an Officer’s Certificate or a certificate of a public official.
Section 13.04    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.05    No Personal Liability of Directors, Officers, Employees and Equity Holders, including Members.
No manager, managing director, director, officer, employee, incorporator or equity holder, including members, of the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Unsecured Notes, this Unsecured Indenture, the Unsecured Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Unsecured Notes by accepting an Unsecured Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Unsecured Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.
Section 13.06    Governing Law.
THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS UNSECURED INDENTURE, THE UNSECURED NOTES AND THE UNSECURED NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 13.07    Consent to Jurisdiction.
Any legal suit, action or proceeding arising out of or based upon this Unsecured Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.01 hereof shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. Notwithstanding the foregoing, the Trustee may bring an action against the Issuer in any other jurisdiction of its choosing.
Section 13.08    No Adverse Interpretation of Other Agreements.
This Unsecured Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Unsecured Indenture.

Section 13.09    Successors.
All agreements of the Issuer in this Unsecured Indenture and the Unsecured Notes will bind its successors. All agreements of the Trustee in this Unsecured Indenture will bind its successors. All agreements of each Guarantor in this Unsecured Indenture will bind its successors, except as otherwise provided in Section 10.07 hereof.
Section 13.10    Severability.
In case any provision in this Unsecured Indenture or in the Unsecured Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 13.11    Counterpart Originals.
The parties may sign any number of copies of this Unsecured Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Unsecured Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
Section 13.12    Table of Contents, Headings, etc.
The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Unsecured Indenture have been inserted for convenience of reference only, are not to be considered a part of this Unsecured Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 13.13    Force Majeure.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics or pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 13.14    Waiver of Jury Trial.
THE ISSUER, THE GUARANTORS (IF ANY) AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS UNSECURED INDENTURE, THE UNSECURED NOTES, THE UNSECURED NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.15    Foreign Account Tax Compliance Act.
The Issuer agrees (i) to provide The Bank of New York Mellon Trust Company, N.A. with such reasonable information as it has in its possession to enable The Bank of New York Mellon Trust Company, N.A. to determine whether any payments pursuant to this Unsecured Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that The Bank of New York Mellon Trust Company, N.A. shall be entitled to make any withholding or deduction from payments under this Unsecured Indenture to the extent necessary to comply with Applicable Law, for which The Bank of New York Mellon Trust Company, N.A. shall not have any liability. Nothing in the immediately preceding sentence shall be construed as obligating the Issuer to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.
Section 13.16    [Reserved].
Section 13.17    [Reserved].
Section 13.18    [Reserved].
Section 13.19    No Qualification Under the Trust Indenture Act.
This Unsecured Indenture is not qualified under the TIA and, accordingly, the TIA shall not apply to or in any way govern the terms of this Unsecured Indenture.
Section 13.20    Days Other than Business Days.
If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.
[Signatures on following page]

SIGNATURES
Dated as of July 30, 2021

MAV ACQUISITION CORPORATION, as the Initial Issuer

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer
[Unsecured Indenture]

MCGRAW-HILL EDUCATION, INC., as the Ultimate Issuer

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President
[Unsecured Indenture]

GUARANTORS:

MCGRAW-HILL GLOBAL EDUCATION INTERMEDIATE HOLDINGS, LLC
MCGRAW HILL LLC
MHE CRITERION LLC
ALEKS CORPORATION
MCGRAW-HILL INTERAMERICANA, INC.
MCGRAW-HILL INTERNATIONAL ENTERPRISES LLC
MCGRAW-HILL EDUCATION PUBLICATIONS OVERSEAS LLC
MCGRAW-HILL GLOBAL EDUCATION FINANCE, INC.

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President
[Unsecured Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Manjari Purkayastha
Name: Manjari Purkayastha
Title: Vice President
[Unsecured Indenture]

EXHIBIT A
FORM OF 144A AND REGULATION S NOTE
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Unsecured Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Unsecured Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Unsecured Indenture]

CUSIP: [144A: 57767X AB6] [Reg S: U5764A AB5]
ISIN: [144A: US57767XAB64] [Reg S: USU5764AAB53]
8.000% Senior Note due 2029

No.	$_________________
MAV ACQUISITION CORPORATION
promises to pay to _________________________ or registered assigns, the principal sum of ___________________________________________________________ DOLLARS [or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto]1 on August 1, 2029.
Interest Payment Dates: February 1 and August 1
Record Dates: January 15 and July 15
Dated: _______________
1 Insert in Global Notes only.

MAV ACQUISITION CORPORATION

By:
Name:
Title:
This is one of the Unsecured Notes referred to in the
within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

Back of Unsecured Note
8.000% Senior Note due 2029
Capitalized terms used herein have the meanings assigned to them in the Unsecured Indenture referred to below unless otherwise indicated.
(1)    INTEREST. MAV ACQUISITION CORPORATION, a Delaware corporation (the “Initial Issuer”), or its respective successors, promises to pay or cause to be paid interest on the principal amount of this Unsecured Note at the rate of 8.000% per annum from July 30, 2021 until maturity. The Issuer will pay interest semi-annually in arrears on February 1 and August 1 of each year commencing February 1, 2022 (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day to the Holders of record as of the close of business on the immediately preceding January 15 and July 15 (whether or not a Business Day). Interest on the Unsecured Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance of the Unsecured Notes.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
(2)    METHOD OF PAYMENT. The Issuer will pay interest on the Unsecured Notes (except defaulted interest) to the Persons who are registered Holders of Unsecured Notes at the close of business on January 15 and July 15 (whether or not a Business Day) immediately preceding the Interest Payment Date, even if such Unsecured Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Unsecured Indenture with respect to defaulted interest. The Unsecured Notes will be payable as to principal, premium, if any, and interest (and defaulted interest, if any), if any, at the office or agency of the Paying Agent and Registrar within the contiguous United States, or, at the option of the Issuer, payment of interest, if any, due on an Interest Payment Date may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, on, and interest, if any, on, all Global Notes and, with respect to interest due on an Interest Payment Date, all other Unsecured Notes the Holders of which will have provided wire transfer instructions to the Paying Agent at least fifteen (15) Business Days prior to the Interest Payment Date. Such payments will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
(3)    PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Unsecured Indenture, will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Unsecured Notes. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.
(4)    INDENTURE. The Issuer issued the Unsecured Notes under an Indenture dated as of July 30, 2021 (the “Unsecured Indenture”) among the Initial Issuer, McGraw-Hill Education, Inc., the Guarantors party thereto from time to time, and the Trustee. The terms of the Unsecured Notes include those stated in the Unsecured Indenture. The Unsecured Notes are subject to all such terms, and Holders are referred to the Unsecured Indenture for a statement of such terms. To the extent any provision of this Unsecured Note conflicts with the express provisions of the Unsecured Indenture, the provisions of the Unsecured Indenture shall govern and be controlling. The Unsecured Notes are senior unsecured obligations of the Issuer. The Unsecured Indenture does not limit the aggregate principal amount of Unsecured Notes that may be issued thereunder.
(5)    OPTIONAL REDEMPTION.
(a)    At any time prior to August 1, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Unsecured Notes (calculated after giving effect to the issuance of any Additional Unsecured Notes) issued under the Unsecured Indenture at a redemption price equal to 108.000% of the principal amount of Unsecured Notes redeemed, plus accrued and unpaid interest, if any, on the Unsecured Notes redeemed, to (but not including) the date of redemption (subject to the right of Holders of Unsecured Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date), with the cash proceeds of any Equity Offering; provided that:
(1)    at least the lesser of (a) 50% of the aggregate principal amount of the Unsecured Notes (including any Additional Unsecured Notes) then outstanding or (b) $325.0 million aggregate principal amount of the Unsecured Notes (including any Additional Unsecured Notes) remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed in accordance with the terms of the Unsecured Indenture); and
(2)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.
(b)    At any time prior to August 1, 2024, the Issuer may on any one or more occasions redeem all or a portion of the Unsecured Notes at a redemption price equal to 100% of the principal amount of the Unsecured Notes redeemed, plus the Applicable Premium as of the date of the redemption notice, and accrued and unpaid interest, if any, on the Unsecured Notes redeemed, to (but not including) the date of redemption, subject to the rights of Holders of Unsecured Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date.
(c)    At any time, in connection with any offer to purchase the Unsecured Notes (including pursuant to a Change of Control Offer, Alternate Offer or Asset Sale Offer), if Holders of at least 90% in aggregate principal amount of the Unsecured Notes outstanding tender such Unsecured Notes in such offer, the Issuer or such other Person, upon notice given not more than 60 days following such purchase pursuant to such offer, may redeem all of the remaining Notes at a price in cash equal to the price offered to each Holder in such prior offer, plus, to the extent not included in the prior offer payment, accrued and unpaid interest, if any, on the Unsecured Notes redeemed, to (but not including) the date of redemption, subject to the rights of Holders of Unsecured Notes on a relevant record date to receive interest due on an Interest Payment Date occurring on or prior to the redemption date. In determining whether the holders of at least 90% in aggregate principal amount of the outstanding Unsecured Notes have validly tendered and not validly withdrawn Unsecured Notes in an offer, Unsecured Notes owned by an Affiliate of the Issuer or by funds controlled or managed by an Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such offer.
(d)    [Reserved].
(e)    Except pursuant to the preceding paragraphs, the Unsecured Notes will not be redeemable at the Issuer’s option prior to August 1, 2024.
(f)    On or after August 1, 2024, the Issuer may on any one or more occasions redeem all or a portion of the Unsecured Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Unsecured Notes redeemed, to (but not including) the applicable date of redemption, if redeemed during the 12-month period beginning on August 1 of the years indicated below, subject to the rights of Holders of Unsecured Notes on a relevant record date to receive interest on an Interest Payment Date occurring on or prior to the redemption date:

Year	Percentage

2024	104.000%
2025	102.000%
2026 and thereafter	100.000%
(g)    In connection with any redemption of Unsecured Notes (including with net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be performed by another Person and be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). Such notice of redemption may be extended if such conditions precedent have not been met, by providing notice to the Holders of Unsecured Notes. Unsecured Notes called for redemption become due on the applicable redemption date (as such date may be extended or delayed).
Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Unsecured Notes or portions thereof called for redemption on the applicable redemption date (whether or not a Business Day).
(6)    MANDATORY REDEMPTION. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Unsecured Notes.
(7)    REPURCHASE AT THE OPTION OF HOLDER.
(a)    If a Change of Control occurs, the Issuer may be required to offer to repurchase the Unsecured Notes as required by the Unsecured Indenture.
(b)    Following the occurrence of certain Asset Sales, the Issuer may be required to offer to repurchase a certain amount of the Unsecured Notes as required by the Unsecured Indenture.
(8)    NOTICE OF REDEMPTION. Notices for redemption shall be as set forth in Section 3.03 of the Unsecured Indenture.
(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Unsecured Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Unsecured Notes may be registered and Unsecured Notes may be exchanged as provided in the Unsecured Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Unsecured Notes. Holders will be required to pay all taxes due on transfer. The Issuer need not exchange or register the transfer of any Unsecured Note or portion of an Unsecured Note selected for redemption, except for the unredeemed portion of any Unsecured Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Unsecured Notes for a period of 15 days before a selection of Unsecured Notes to be redeemed.
(10)    PERSONS DEEMED OWNERS. The registered Holder of an Unsecured Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Unsecured Indenture.
(11)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Unsecured Indenture, the Unsecured Notes or any Unsecured Note Guarantee may be amended, supplemented or waived in accordance with Article 9 of the Unsecured Indenture.
(12)    DEFAULTS AND REMEDIES. The Unsecured Notes are subject to the Defaults and Events of Default set forth in Article 6 of the Unsecured Indenture. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Unsecured Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived), to deliver to the Trustee a statement specifying such Default or Event of Default as further provided in Section 4.04 of the Unsecured Indenture.
(13)    TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(14)    NO RECOURSE AGAINST OTHERS. No manager, managing director, director, officer, employee, incorporator or equity holder, including members, of the Issuer, Holdings, any Subsidiary or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Unsecured Notes, the Unsecured Indenture, the Unsecured Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Unsecured Notes by accepting an Unsecured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Unsecured Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
(15)    AUTHENTICATION. This Unsecured Note will not be valid until authenticated by the manual or electronic signature of an authorized signatory of the Trustee or an authenticating agent.
(16)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
(17)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Unsecured Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Unsecured Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.
(18)    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE UNSECURED INDENTURE, THIS UNSECURED NOTE AND THE UNSECURED NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
The Issuer will furnish to any Holder upon written request and without charge a copy of the Unsecured Indenture. Requests may be made to:
If to the Initial Issuer:
MAV ACQUISITION CORPORATION
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, CA 90210
Facsimile: (310) 712-1863
Attention: Legal Department
If to the Ultimate Issuer:
McGraw-Hill Education, Inc.
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, CA 90210
Facsimile: (310) 712-1863
Attention: Legal Department

ASSIGNMENT FORM
To assign this Unsecured Note, fill in the form below:

(I) or (we) assign and transfer this Unsecured Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________________________ attorney to transfer this Unsecured Note on the books of the Issuer. The attorney may substitute another to act for him.

Date: ____________________________

Your Signature: ____________________________________
_________________________________________

(Sign exactly as your name appears on the face of this Unsecured Note)

Signature Guarantee*: ______________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Unsecured Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Unsecured Indenture, check the appropriate box below:
☐  Section 4.10          ☐   Section 4.14
If you want to elect to have only part of the Unsecured Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Unsecured Indenture, state the amount you elect to have purchased:
$___________ ($2,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of the Unsecured Note shall be in a minimum principal amount of $2,000.)

Date: ____________________________

Your Signature: ____________________________________
_________________________________________

(Sign exactly as your name appears on the face of this Unsecured Note)

Tax Identification No.: _______________________________

Signature Guarantee*: _____________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE1
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange/Transfer	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

1 This schedule should be included only if the Unsecured Note is issued in global form.

EXHIBIT B
[FORM OF CERTIFICATE OF TRANSFER]
MAV ACQUISITION CORPORATION
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, CA 90210
Facsimile: (310) 712-1863
Attention: Legal Department
The Bank of New York Mellon Trust Company, N.A.
[2 N. LaSalle Street, Suite 700
Chicago, IL 60602
Attention: Corporate Trust Administration]
Re:    8.000% Senior Notes due 2029
Reference is hereby made to the Indenture, dated as of July 30, 2021 (the “Unsecured Indenture”), among MAV ACQUISITION CORPORATION, a Delaware corporation (the “Initial Issuer”), McGraw-Hill Education, Inc., a Delaware corporation (the “Ultimate Issuer”), the Guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Unsecured Indenture.
_____________________, (the “Transferor”) owns and proposes to transfer the Unsecured Note[s] or interest in such Unsecured Note[s] specified in Annex A hereto, in the principal amount of $__________________ in such Unsecured Note[s] or interests (the “Transfer”), to _____________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1.    ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Unsecured Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Unsecured Indenture and the Securities Act.
2.    ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Unsecured Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Unsecured Indenture and the Securities Act.
3.    ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)    ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)    ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;
or
(c)    ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.
4.    ☐ Check if Transferee will take delivery of an Unrestricted Definitive Note.
(a)    ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Unsecured Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Unsecured Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Unsecured Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Unsecured Indenture.
(b)    ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Unsecured Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Unsecured Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Unsecured Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Unsecured Indenture.
(c)    ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Unsecured Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Unsecured Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Unsecured Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Unsecured Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

____________________________ [Insert Name of Transferor]

By:
Name:
Title:

Dated: ____________________________

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)    ☐    a beneficial interest in the:
(i)    ☐    144A Global Note (CUSIP ________), or
(ii)    ☐    Regulation S Global Note (CUSIP ________), or
(b)    ☐    a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a)    ☐    a beneficial interest in the:
(i)    ☐    144A Global Note (CUSIP ________), or
(ii)    ☐    Regulation S Global Note (CUSIP ________), or
(b)    ☐    a Restricted Definitive Note;
(c)    ☐    an Unrestricted Definitive Note;
in accordance with the terms of the Unsecured Indenture.

EXHIBIT C
[FORM OF CERTIFICATE OF EXCHANGE]
MAV ACQUISITION CORPORATION
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, CA 90210
Facsimile: (310) 712-1863
Attention: Legal Department
The Bank of New York Mellon Trust Company, N.A.
2 N. LaSalle Street, Suite 700
Chicago, IL 60602
Attention: Corporate Trust Administration
Re:    8.000% Senior Notes due 2029
(CUSIP __________)
Reference is hereby made to the Indenture, dated as of July 30, 2021 (the “Unsecured Indenture”), among MAV ACQUISITION CORPORATION, a Delaware corporation (the “Initial Issuer”), McGraw-Hill Education, Inc., a Delaware corporation (the “Ultimate Issuer”), the Guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Unsecured Indenture.
___________________________ (the “Owner”) owns and proposes to exchange the Unsecured Note[s] or interest in such Unsecured Note[s] specified herein, in the principal amount of $__________ in such Unsecured Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.
(a)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Unsecured Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Unsecured Indenture and the Securities Act.
(b)    ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Unsecured Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Unsecured Indenture and the Securities Act.

2.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes.
(a)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Unsecured Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b)    ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Unsecured Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

____________________________ [Insert Name of Transferor]

By:
Name:
Title:

Dated: ____________________________

EXHIBIT D
[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
[            ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, between _______________________ (the “Guaranteeing Subsidiary”), a subsidiary of McGraw-Hill Education, Inc., a Delaware corporation (as successor by merger to MAV ACQUISITION CORPORATION, a Delaware corporation) (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) under the Unsecured Indenture referred to below.
WITNESSETH
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Unsecured Indenture”), dated as of July 30, 2021, providing for the issuance of 8.000% Senior Notes due 2029 (the “Unsecured Notes”);
WHEREAS, the Unsecured Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Unsecured Notes and the Unsecured Indenture on the terms and conditions set forth herein and under the Unsecured Indenture (the “Unsecured Note Guarantee”);
WHEREAS, pursuant to Section 9.01 of the Unsecured Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Unsecured Notes; and
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Unsecured Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Unsecured Indenture.
2.    GUARANTEE.
(a)    Each Guaranteeing Subsidiary hereby becomes a party to the Unsecured Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Unsecured Indenture, effective upon the execution and delivery of this Supplemental Indenture.
(b)    The Guaranteeing Subsidiary hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Unsecured Note Guarantee and in the Unsecured Indenture including but not limited to Article 10 thereof.
[To include any local law limitations of the jurisdiction of organization of such Guaranteeing Subsidiary if not already included in the Unsecured Indenture]
3.    NO RECOURSE AGAINST OTHERS. No manager, managing director, director, officer, employee, incorporator or equity holder, including members, of the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Unsecured Notes, the Unsecured Indenture, the Unsecured Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Unsecured Notes by accepting an Unsecured Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Unsecured Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.
4.    NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.
6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, and the Trustee assumes no responsibility for their correctness.
8.    BENEFITS ACKNOWLEDGED. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions in the Unsecured Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Unsecured Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
9.    SUCCESSORS. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Unsecured Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
10.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Unsecured Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Unsecured Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

Dated: ____________________________

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

EXHIBIT E
[FORM OF CERTIFICATE OF BENEFICIAL OWNERSHIP]
The Bank of New York Mellon Trust Company, N.A.
[2 N. LaSalle Street, Suite 700
Chicago, IL 60602
Attention: Corporate Trust Administration]3
Re:    $725,000,000 aggregate principal amount of 8.000% Senior Notes due 2029 (the “Unsecured Notes”) of McGraw-Hill Education, Inc. (as successor by merger to MAV ACQUISITION CORPORATION) (the “Issuer”)
Ladies and Gentlemen:
This is to certify that based solely on certifications we have received in writing, by tested telex or by electronic transmission from institutions appearing in our records as persons being entitled to a portion of the principal amount of Unsecured Notes represented by a Regulation S Temporary Global Note issued under the Indenture, dated as of July 30, 2021, among the Issuer, the guarantors party thereto from time to time, and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented, that as of the date hereof, $__________ principal amount of Unsecured Notes represented by the Regulation S Temporary Global Note being submitted herewith for exchange is beneficially owned by persons that are either (i) non-U.S. persons (within the meaning of Regulation S under the Securities Act of 1933, as amended) or (ii) U.S. persons that purchased the Unsecured Notes in a transaction that did not require registration under the Securities Act of 1933, as amended.
We further certify that (i) we are not submitting herewith for exchange any portion of such Regulation S Temporary Global Note excepted in such certifications and (ii) as of the date hereof we have not received any notification from any institution to the effect that the statements made by such institution with respect to any portion of such Regulation S Temporary Global Note submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.
You and the Issuer are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
3 Trustee to confirm.
E-1

Yours faithfully,

[Name of DTC Participant]

By:
Name:
Title:
Address:

Date: ____________________________
E-2